UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Securities Exchange Act of 1934

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U.S. Silica Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARLES SHAVER	U.S. Silica Holdings, Inc.
Chairman of the Board	8490 Progress Drive
Suite 300
BRYAN A. SHINN	Frederick, Maryland 21701
President and Chief Executive Officer

March 24, 2017

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Thursday, May 4, 2017 at 9:00 a.m., Eastern Daylight Time, in the Gallatin Conference Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. Enclosed is our 2016 Annual Report for your review.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the items of business to be considered at the meeting. Please consider the items presented and vote your shares as promptly as possible.

We are pleased to take advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to shareholders over the Internet. We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet. By furnishing this Notice in lieu of mailing our proxy materials, we are lowering the costs and reducing the environmental impact of our annual meeting. If you prefer a paper copy of the proxy materials, you may request one by following the procedure set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares by proxy via Internet, telephone or mail to ensure that your vote is counted. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from that nominee to vote your shares.

Thank you for your continued support of U.S. Silica.

Sincerely,

Charles Shaver	Bryan A. Shinn
Chairman of the Board	President and Chief Executive Officer

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Notice of Annual Meeting of Shareholders

To the Holders of Common Stock of

U.S. Silica Holdings, Inc.:

Our annual meeting of shareholders will be held on Thursday, May 4, 2017 at 9:00 a.m. Eastern Daylight Time, in the Gallatin Conference Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. At the meeting, shareholders will act on the following matters:

1.	Election of director nominees named in the attached Proxy Statement;

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017;

3.	Advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement;

4.	Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors;

5.	Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder; and

6.	Transaction of any other business that properly comes before the meeting, or any adjournment thereof.

The Board of Directors (the “Board”) recommends a vote “FOR” each of the director nominees; ratification of the independent registered public accounting firm; approval of the compensation of our named executive officers; the amendment of our Second Amended and Restated Certificate of Incorporation to remove the plurality voting requirement for the election of directors; and the amendment of our Second Amended and Restated Certificate of Incorporation to remove provisions relating to ownership of stock by our former controlling shareholder.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common stock at the close of business on March 7, 2017 will be entitled to vote. If you plan to attend the annual meeting in person, please note the admission procedures set forth in the attached Proxy Statement.

Christine C. Marshall
General Counsel and Corporate Secretary

March 24, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 4, 2017:

The Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

Page
Questions & Answers on Voting Procedures	1

Matters You Are Voting On	5

Proposal No. 1: Election of Directors	6
Director Nominees	6
Determination of Independence	8
Corporate Governance	9
Nominations for Director	12
Communications with Board of Directors	12
Transactions with Related Persons	13
Report of the Audit Committee	14
Stock Ownership	15
Executive and Director Compensation	17
Compensation Discussion and Analysis	17
Summary Compensation Table	35
Grants of Plan-Based Awards	37
Outstanding Equity Awards at Fiscal Year-End	38
Option Exercises and Stock Vested	40
Retirement Plans	41
Deferred Compensation	41
Potential Payments Upon Employment Termination or Change in Control	41
Director Compensation	44
Report of Compensation Committee	46
Compensation Risk Assessment	46
Section 16(a) Beneficial Ownership Reporting Compliance	46

Proposal No. 2: Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2017	47

Proposal No. 3: Advisory Vote on Compensation of Named Executive Officers (“Say on Pay”)	48

Proposal No. 4: Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors	49

Proposal No. 5: Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder	50

Submission of Shareholder Proposals for Next Year	51

U.S. Silica Holdings, Inc. Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of our common stock who owned shares as of the close of business on March 7, 2017 (the “Record Date”) may vote at the meeting. Each share is entitled to one vote. There were 81,055,339 shares of common stock outstanding on the Record Date.

When were the enclosed solicitation materials first given to shareholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first made available over the Internet to shareholders on or about March 24, 2017. A Notice of Internet Availability of Proxy Materials, indicating how to access our proxy materials over the Internet, was first sent, or given, to shareholders on or about March 24, 2017.

Why were the proxy materials made available to shareholders over the Internet?

We are taking advantage of a rule adopted by the Securities and Exchange Commission that permits us to furnish proxy materials to shareholders over the Internet. On or about March 24, 2017, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials over the Internet. By furnishing this Notice in lieu of mailing our proxy materials, we are lowering the costs and reducing the environmental impact of our annual meeting. You may request to receive a paper copy of the proxy materials by following procedures set forth in the Notice of Internet Availability of Proxy Materials. If a paper copy is requested, shareholders should expect to receive it within several days.

The Notice of Internet Availability of Proxy Materials directs shareholders to the website where you will log in using your unique control number. On this website, you will be able to view our Proxy Statement and Annual Report. You may also cast your vote in a secure manner on the same website.

Who can attend the annual meeting?

All shareholders as of the Record Date may attend the annual meeting in person. Please check the box on your proxy card if you plan to attend the annual meeting in person.

You will need an admission ticket or proof of ownership of our common stock to enter the annual meeting. If you hold shares directly in your name as a shareholder of record, you must present any of the following in order to gain admission to the meeting:

•	the Notice of Internet Availability of Proxy Materials;

•	if you voted using a paper proxy card, the portion of your proxy card to be kept and not submitted with your vote; or

•	if you received an email indicating that the proxy materials are available on the Internet, you may print the email containing your control number.

If your shares are registered or held in the name of your broker, bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of our common stock as of the Record Date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Please note that you also may be asked to present valid picture identification, such as a driver’s license or passport.

Because seating is limited, admission to the meeting will be on a first-come, first-served basis. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is not permitted at the meeting.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting, in person or by proxy, of holders of a majority of the shares of our common stock entitled to vote, including abstentions and broker non-votes (as described below). Because there were 81,055,339 shares of our common stock outstanding on the Record Date, the presence of holders of 40,527,670 shares is a quorum. We must have a quorum to conduct the meeting.

What is a proxy?

A proxy is another person that you authorize to vote on your behalf. We ask shareholders to instruct the proxy how to vote so that all shares of common stock may be voted at the annual meeting even if the holders do not attend the meeting.

What vote is required to approve each proposal?

Proposal	Vote Required	Board’s Recommendation
Election of directors (Proposal No. 1)	Plurality of the votes cast FOR each director nominee	FOR all nominees

Ratification of Grant Thornton as our independent registered public accounting firm for 2017 (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitle to vote at the Annual Meeting	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2016

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the compensation of our named executive officers

Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors (Proposal No. 4)	The affirmative vote of at least 66 2/3% of all outstanding shares of common stock as of the Record Date	FOR the Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors

Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder (Proposal No. 5)	The affirmative vote of at least 66 2/3% of all outstanding shares of common stock as of the Record Date	FOR the Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of directors (Proposal No. 1)	FOR or WITHHOLD	No effect — not counted as a “vote cast”	No	No effect

Ratification of Grant Thornton as our independent registered public accounting firm for 2017 (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 3)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors (Proposal No. 4)	FOR, AGAINST or ABSTAIN	Same effect as a vote AGAINST the proposal	No	Same effect as a vote AGAINST the proposal

Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder (Proposal No. 5)	FOR, AGAINST or ABSTAIN	Same effect as a vote AGAINST the proposal	No	Same effect as a vote AGAINST the proposal

An abstention occurs when a shareholder affirmatively chooses not to vote on a proposal. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another person has not received voting instructions from the owner of the shares, and under New York Stock Exchange (“NYSE”) rules, does not have discretionary authority to vote on a matter. The matter covered by Proposal No. 2 (ratification of independent registered public accounting firm) is considered a routine matter under the rules of the NYSE for which broker discretionary voting is allowed. Therefore, if you do not vote on this proposal, your broker, bank or other nominee may choose to vote for you or leave your shares unvoted on that proposal. New York Stock Exchange rules, however, do not permit brokerage firms to vote their clients’ unvoted shares in certain other matters, such as the matters set forth in Proposal Nos. 1, 3, 4 and 5. Therefore, if you do not vote on Proposal Nos. 1, 3, 4 or 5, your shares will remain unvoted on those proposals.

If your shares are held by a broker, bank or other nominee, you will receive from that nominee a Notice of Internet Availability of Proxy Materials instructing you how to vote your shares or, if you have elected to receive the proxy materials in paper, a full meeting package, including a voting instruction form to vote your shares. Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by the Internet.

Unless you give other instructions when you vote, the persons named as proxies, Bryan A. Shinn and Christine C. Marshall, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How do I vote if I am a shareholder of record?

You must be present in person, or represented by proxy, at the annual meeting to vote your shares. Since many of our shareholders are unable to attend the meeting in person, you may vote your shares in the following ways:

By Internet	To access your online proxy card, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the paper proxy card if you received one, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. If you vote by Internet, you do not need to mail your proxy card.

By Telephone	To vote your shares by telephone, please call the phone number listed on your Notice of Internet Availability of Proxy Materials, or the paper proxy card if you received one, and follow the instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. If you vote by telephone, you do not need to mail your proxy card.

By Mail	If you received a paper proxy card, to vote your shares by mail, please follow the instructions on the proxy card. If you vote your shares by mail, please sign and date your proxy card and mail it in the pre-addressed, postage-paid envelope. If you do not sign your proxy card, your votes cannot be counted.

In Person	To ensure your shares are represented, we ask that you vote your proxy by telephone, Internet or mail, even if you plan to attend the meeting. Please check the box on your proxy card if you plan to attend the annual meeting.

If you plan to attend the annual meeting in person and need directions to the meeting site, please contact Investor Relations (phone: 301-682-0304).

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one Notice of Internet Availability of Proxy Materials or proxy card? Should I vote on each Notice and proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker. Your broker will send you a voting instruction form for these shares. You should vote on each Notice, proxy card or voting instruction form you receive in accordance with the instructions set forth in those documents.

Can I receive future proxy materials electronically?

Yes, to receive future proxy materials over the Internet, please visit our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at www.proxyvote.com and follow the instructions to consent to the electronic delivery of materials. If you hold your shares in “street name,” please check the information provided by your broker, bank or other nominee concerning the availability of this service.

How do I change my vote or revoke my proxy?

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the annual meeting by:

•	notifying Christine C. Marshall, Corporate Secretary, in writing at 8490 Progress Drive, Suite 300, Frederick, MD 21701 that you are changing your vote;

•	providing subsequent Internet or telephone voting instructions;

•	completing and sending in another proxy card with a later date; or

•	attending the annual meeting and voting in person.

If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change your vote or revoke your proxy.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

U.S. Silica, on behalf of the Board, through its directors, officers and employees, is soliciting proxies. Proxies may be solicited in person, or by mail, Internet, telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Directors

The five current members of the Board have been nominated by the Board for election as a director at the 2017 annual meeting to serve until the 2018 annual meeting of shareholders and until his successor is elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxy will vote for the election of another person nominated by the Board, unless the Board reduces the number of directors. Biographical information, including a discussion of specific experience, qualifications, attributes and skills for each of the nominees, and other information about them, is presented beginning on page 6. The Board recommends a vote “FOR” each director nominee.

Proposal No. 2: Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2017

This proposal is to ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017. See Proposal No. 2 on page 47. The Board recommends a vote “FOR” this proposal.

Proposal No. 3: Advisory Vote on Compensation of Named Executive Officers

This proposal is to approve the compensation of our named executive officers as disclosed in this Proxy Statement. See Proposal No. 3 on page 48. The Board recommends a vote “FOR” this proposal.

Proposal No. 4: Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors

This proposal is to amend our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for directors. See Proposal No. 4 on page 49. The Board recommends a vote “FOR” this proposal.

Proposal No. 5: Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder

This proposal is to amend our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to the ownership of stock by our former controlling shareholder. See Proposal No. 5 on page 50. The Board recommends a vote “FOR” this proposal.

Other Business Matters

The Board is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as a director is unable to serve or for good cause will not serve and the Board designates a substitute nominee, or

•	if any matters concerning the conduct of the meeting are properly presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES.

DIRECTOR NOMINEES

The Board believes that each director nominee possesses the experience, qualifications, attributes and skills, as described in detail in Nominations for Director, to enable such director nominee to make significant contributions to the Board, our company and our shareholders. In addition, the information presented below sets forth each nominee’s specific experience, qualifications, attributes and skills that the Board considered in concluding that the nominee should serve as a director.

Directors

Peter Bernard, age 55, has served as a member of the Board since May 2012. Mr. Bernard also has served as a member of the board of directors of RS Energy Group, a reservoir engineering and consulting business, since February 2016; as Executive Chairman of Rubicon Oilfield International, an oilfield products and equipment company, since November 2015; as Executive Chairman of C&C Reservoirs, which provides services to the upstream petroleum industry, since September 2014; as a consultant to Warburg Pincus since June 2014; and as managing member and owner of Pinion Energy Consulting, LLC since July 2009. In addition, he served as Chairman of Tendeka, a global completions solutions company headquartered in the United Kingdom, from January 2011 until August 2016 and as a consultant to Kenda Capital from September 2010 through March 2015. From October 2010 until November 2014, Mr. Bernard served as the Chairman of Zeitecs, a specialized artificial lift technology company. Mr. Bernard served in various roles of increasing responsibility and seniority at Halliburton Company until his retirement in December 2008, including as a member of the Executive Committee from 2007 until December 2008 and as Senior Vice President of Business Development and Marketing from 2006 to April 2008. Additionally, Mr. Bernard served as Vice President and Global Account Executive for Royal Dutch Shell from 2003 to 2004 and President and CEO of Landmark Graphics from 2004 to 2006. Mr. Bernard received his B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. As a result of these and other professional experiences, Mr. Bernard brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry that strengthens the Board’s collective qualifications, skills and experience.

William J. Kacal, age 68, has served as a member of the Board since January 2012. Mr. Kacal currently serves as a director of Alon USA Energy, Inc. (NYSE: ALJ), an independent refiner and marketer of petroleum products; Integrity Bancshares, Inc., located in Houston, Texas, and its wholly-owned subsidiary, Integrity Bank SSB (“Integrity Bank”), the National Association of Corporate Directors — Texas Tri-Cities Chapter and Goodwill Industries of Houston (“Goodwill Houston”). Mr. Kacal serves on the Audit Committee of Alon USA Energy, Inc. and Integrity Bank, and previously served as the Chairman of the Audit Committee of Boy Scouts of America — Sam Houston Area Council, Goodwill Industries International and Goodwill Houston. He also serves on the Alon USA Energy, Inc. Special Committee. Mr. Kacal has over 40 years of accounting and management experience with Deloitte & Touche LLP (“Deloitte”), most recently serving as a partner from 1981 until his retirement in May 2011, and prior to that serving as a member of the audit staff from 1970 to 1981. Mr. Kacal also served as a member of the board of directors of Deloitte from 2004 to May 2011 and as a member of the executive committee from 2004 to 2008. During his time with Deloitte, Mr. Kacal worked extensively with companies in the oil and natural gas industry. Mr. Kacal earned a B.B.A. in Accounting from Texas A&M University, is a licensed Certified Public Accountant in Texas and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. As a result of these and other professional experiences, Mr. Kacal possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience.

Charles Shaver, age 58, has served as a member of the Board since July 2011 and is currently our Chairman of the Board. Mr. Shaver has served as the Chairman and Chief Executive Officer of Axalta Coating Systems Ltd. (NYSE: AXTA), a global coatings company, since February 2013. Mr. Shaver also previously served as a member of the board of directors of Taminco Inc., a specialty chemical company, until it was acquired and ceased to be a publicly-traded company. Prior to joining Axalta Coating Systems, Mr. Shaver was an Operating Partner of Golden Gate Capital from April 2011 until December 2012. Prior to joining Golden Gate Capital, Mr. Shaver served as the Chief Executive Officer and President of the TPC Group Inc. from 2004 to April 2011, as a Vice President and General Manager for Gentek, Inc. from 2001 to 2004 and as a Vice President and General Manager for Arch Chemicals, Inc. from 2001 to 2004. Mr. Shaver began his career with The Dow Chemical Company, where he held a series of operational and business positions from 1980 to 1996. Mr. Shaver earned a B.S. in chemical engineering from Texas A&M University. As a result of these and other professional experiences, Mr. Shaver possesses particular knowledge and experience in all aspects of corporate functions and company operations that strengthen the Board’s collective qualifications, skills and experience.

Bryan A. Shinn, age 55, has served as our President since March 2011 and as our Chief Executive Officer and a member of the Board since January 2012. Prior to assuming this position, Mr. Shinn was our Senior Vice President of Sales and Marketing from October 2009 to February 2011. Before joining us, Mr. Shinn was employed by the E. I. du Pont de Nemours and Company from 1983 to September 2009, where he held a variety of key leadership roles in operations, sales, marketing and business management, including Global Business Director and Global Sales Director. Mr. Shinn earned a B.S. in Mechanical Engineering from the University of Delaware. As a result of these and other professional experiences, Mr. Shinn possesses particular knowledge and experience in operations, sales, marketing, management and corporate strategy that strengthen the Board’s collective qualifications, skills and experience.

J. Michael Stice, Ed.D., age 57, has served as a member of the Board since October 2013. Mr. Stice has served as Dean of the Mewbourne College of Earth & Energy at the University of Oklahoma since August 2015. From September 2009 until his retirement in December 2014, he served as Chief Executive Officer of Access Midstream Partners, L.P., a midstream natural gas services provider, and served as a director of the general partner of Access Midstream Partners, L.P. from July 2012 until December 2014. Mr. Stice has served as a director of Marathon Petroleum Corporation (NYSE: MPC), an oil refiner, since January 2017, and previously served as a director of SandRidge Energy, Inc. (NYSE: SD), an oil and natural gas company, and as a director of MarkWest Energy Partners (NYSE: MWE), a midstream natural gas services provider. Mr. Stice was also Senior Vice President, Natural Gas Projects, of Chesapeake Energy Corporation (NYSE: CHK) and President and Chief Operating Officer of Chesapeake’s primary midstream subsidiaries from November 2008 through July 2012. Prior to joining Chesapeake, Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Mr. Stice received a Bachelor of Science degree in Chemical Engineering from the University of Oklahoma in 1981, a Master of Science degree in Business from Stanford University in 1995 and a Doctorate of Education degree from The George Washington University in 2011. As a result of these professional and academic experiences, Mr. Stice brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry.

Family Relationships

There are no family relationships between any of our executive officers or directors.

DETERMINATION OF INDEPENDENCE

The Board assesses the independence of its members under the NYSE listing standards. For a director to be considered independent, the Board must affirmatively determine that such director has no material relationship with us. When assessing the materiality of a director’s relationship with us, the Board considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board reviews the standards adopted by the NYSE to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with us and shall not be deemed to be an independent director if:

•	the director is or has been our employee or an employee of any of our affiliated entities at any time since January 1, 2014, or an immediate family member of the director is or has been an executive officer of us or any of our affiliated entities at any time since January 1, 2014; provided that employment of a director as our interim chairman of the Board or chief executive officer or other executive officer shall not disqualify such director from being considered independent following termination of that employment;

•	the director or an immediate family member is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of a firm that is our internal or external auditor;

•	the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on our audit;

•	the director or an immediate family member was at any time since January 1, 2014 (but is no longer) a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

•	the director or an immediate family member, is, or has been at any time since January 1, 2014, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current executive officer or employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from (other than contributions to tax exempt organizations), us for property or services in an amount which, in any of the other company’s last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues; or

•	the director has received, or has an immediate family member who has received, during any twelve-month period since January 1, 2014, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that (i) compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer need not be considered and (ii) compensation received by an immediate family member for service as our employee (other than an executive officer) need not be considered.

The Board has determined that each of Messrs. Bernard, Kacal, Shaver and Stice, a majority of the members of our current Board, has no material relationship with us and is independent under NYSE listing standards. The Board also determined that Daniel Avramovich, who served as a member of the Board until May 2016, had no material relationships with us during his period of Board service and was independent under NYSE listing standards. With respect to Mr. Shaver, the Board considered de minimis (less than $20,000) product sales by us to Axalta Coating Systems in 2015, which it determined were immaterial and did not impair Mr. Shaver’s independence. There were no such sales in 2016. Mr. Shaver is the Chairman and Chief Executive Officer of Axalta Coating Systems.

There were no transactions, employment or other relationships, voting or other agreements or any other arrangements in the last three years that the Board had to consider with respect to the independence determinations for Messrs. Avramovich, Bernard, Kacal and Stice.

Mr. Shinn, who is our President and Chief Executive Officer, is not independent.

CORPORATE GOVERNANCE

Board Composition

Our Board consists of five members. The affirmative vote of a majority of the number of authorized directors is required to change the size of our Board or to fill any vacancies. The term of office for each director is until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Shareholders elect directors each year at our annual meeting.

The Board met thirteen times in 2016. Directors are expected to attend all or substantially all meetings of the Board and meetings of committees on which they serve, and in 2016, each of the directors nominated for reelection attended at least 95% of the Board and committee meetings for the period for which he served.

The Board has adopted a policy that encourages each director to attend the annual meeting of shareholders. All five members of the Board attended the 2016 annual meeting.

Committees of the Board of Directors

The Board has the committees set forth below. Each of the committees of the Board has adopted a charter, copies of which we maintain on our website, www.ussilica.com, along with a copy of our Corporate Governance Guidelines. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: 301-682-0304).

Executive Committee: This committee may exercise all of the powers of the Board, except that it may not amend the bylaws or approve or adopt, or recommend to shareholders, any action expressly required by the Delaware General Corporation Law to be submitted to shareholders for approval. The committee met four times in 2016. Mr. Shaver is the Chairman, and Messrs. Shinn and Stice are members.

Audit Committee: This committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	evaluating the independence of our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (SEC);

•	reviewing and monitoring our accounting principles, accounting policies, internal control over financial reporting, disclosure controls and procedures and compliance with legal and regulatory requirements;

•	overseeing our internal audit function;

•	overseeing our ethics and compliance function including establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

•	reviewing and approving related person transactions; and

•	overseeing our enterprise risk management program.

The Audit Committee met six times in 2016. Mr. Kacal is the Chairman, and Messrs. Bernard and Stice are members. The Audit Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Each of the members of the Audit Committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC.

Compensation Committee: This committee is responsible for, among other matters:

•	reviewing executive officer compensation goals, policies, plans and programs;

•	reviewing and providing recommendations to the Board regarding the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers;

•	overseeing executive officer benefits programs and policies;

•	overseeing administration of stock plans and other incentive compensation plans;

•	appointing, compensating, retaining, evaluating, terminating and overseeing executive and director compensation advisers and assessing whether the work of such advisers creates conflicts of interest;

•	approving and periodically reviewing stock ownership guidelines and clawback policies;

•	reviewing and discussing with management the disclosure relating to executive compensation to be included in filings with the SEC;

•	reviewing and making recommendations to the Board with respect to proposals to be submitted for shareholder advisory votes relating to the compensation of our named executive officers and the frequency of the vote on such compensation and reviewing the results of such advisory votes; and

•	overseeing management succession planning.

The Compensation Committee met six times in 2016. Mr. Stice is the Chairman, and Mr. Shaver is a member. The Compensation Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations.

Information on the roles of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation is provided under Compensation Discussion and Analysis and Director Compensation below.

Nominating and Governance Committee: This committee is responsible for, among other matters:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing and recommending to the Board a set of Corporate Governance Guidelines and principles applicable to us;

•	identifying and approving director continuing education programs; and

•	overseeing annual evaluations of the Board and its committees.

The Nominating and Governance Committee met five times in 2016. Mr. Bernard is the Chairman, and Messrs. Kacal and Shaver are members. The Nominating and Governance Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations.

Codes of Conduct

We expect our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our Codes of Conduct. Copies of the Code of Conduct for our Board and Code of Conduct and Ethics for our employees (including the chief executive officer, chief financial officer and corporate controller) can be found on our website. Any amendments or waivers to the Code of Conduct and Ethics applicable to the chief executive officer, chief financial officer and corporate controller can also be found in the “Investor Relations” section of our website. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: 301-682-0304).

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Compensation Committee and the board of directors or compensation committee of any other company.

Role of Board of Directors in Risk Oversight

The Board, through the Audit Committee, is responsible for risk oversight of our activities. The Audit Committee periodically discusses with management our policies governing the process by which risk assessment and risk management is undertaken and our major risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Compensation Committee reviews the risks arising from our compensation policies and practices to determine whether those risks are reasonably likely to have a material adverse effect on us. The Board believes that our current Board leadership structure, as discussed below, takes into account the Board’s role in risk management oversight including the appropriate delegation of risk management oversight responsibilities to the various committees of the Board.

Leadership Structure of Board of Directors

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Currently the roles are separated, with Mr. Shaver serving as independent Chairman. The Board believes that this structure best serves the interests of shareholders because it allows our Chief Executive Officer to focus primarily on our business strategy and operations and most effectively leverages the experience of the Chairman. It also enhances the Board’s independent oversight of our senior management team and enables better communications and relations between the Board, the Chief Executive Officer and other senior management. In that regard, our independent Chairman presides over the executive sessions of the non-management and independent directors of the Board. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that we, like many U.S. companies, are well served by this flexible leadership structure.

NOMINATIONS FOR DIRECTOR

The Board seeks nominees with a broad diversity of experience, professions, viewpoints, skills and backgrounds that will enable them to make a significant contribution to the Board, our company and our shareholders. The Board believes that the backgrounds and qualifications of the current director nominees, considered as a group, provide a broad diversity of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We discuss each nominee’s specific experience, qualifications, attributes and skills in Director Nominees.

The Nominating and Governance Committee annually reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of director candidates to be nominated for election at the next annual meeting of shareholders. This review considers the following criteria, which are set forth in our Corporate Governance Guidelines, a copy of which is maintained on our website, www.ussilica.com:

•	independence;

•	diversity, age, skills and experience;

•	ability to represent all shareholders without a conflict of interest;

•	ability to work in and promote a productive environment;

•	whether the candidate has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;

•	whether the candidate has demonstrated the high level of character and integrity expected by us;

•	whether the candidate possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; and

•	ability to apply sound and independent business judgment.

As set forth in the charter of the Nominating and Governance Committee, if a shareholder were to recommend a director candidate, the Nominating and Governance Committee would consider such candidate using the same process and criteria used for candidates recommended by management or the Board. From time to time, the Nominating and Governance Committee may retain third-party search firms to assist the Board in identifying and evaluating potential nominees to serve on the Board.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has adopted a policy whereby any communications from our shareholders or other interested parties to the Board shall be directed to our Corporate Secretary, who will forward all such communications to Mr. Shaver as the Board’s designated director. Mr. Shaver will determine whether any of such communications should be forwarded to other members of the Board. Any communication addressed to a particular director, the Chairman of a particular Board committee or the non-employee directors as a group will be forwarded directly to those individuals.

Communications that do not directly relate to the directors’ duties and responsibilities will be excluded from distribution. Such excluded items may include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Any shareholder or other interested party who wishes to communicate with the Board may submit such communication in writing to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

TRANSACTIONS WITH RELATED PERSONS

Policies for Approval of Related Person Transactions

We have adopted a written policy with respect to related party transactions. Under our related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our Related Person Transaction policy, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable to us in the aggregate than those generally available to an unaffiliated third party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements that are described under Executive and Director Compensation, since January 1, 2016, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of our responsibility relating to: (i) the integrity of our financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal auditors and independent registered public accounting firm. The Audit Committee operates pursuant to a charter, a current copy of which is available on our website at www.ussilica.com. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with management and the independent registered public accounting firm management’s assessment of, and the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting. The Audit Committee relies without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as currently in effect, and has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

William J. Kacal, Chairman
Peter Bernard
J. Michael Stice

February 16, 2017

STOCK OWNERSHIP

The following table sets forth information as of the Record Date regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that will vest within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units. These shares, however, are not deemed outstanding when computing the percentage ownership of any other person. Percentages of beneficial ownership in the table below are based on 81,055,339 shares of common stock outstanding. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the following table or footnotes, the address for each beneficial owner is c/o U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

Name	Shares Beneficially Owned (#)(1)	Percent Stock Outstanding (%)
BlackRock, Inc.(2)	8,720,952	12.3
The Vanguard Group(3)	6,680,102	8.38
Capital World Investors(4)	5,852,071	7.3

Named Executive Officers and Directors:
Peter Bernard	29,506		*
John P. Blanchard	62,490		*
Bradford B. Casper	90,614		*
William J. Kacal(5)	58,217		*
Donald A. Merril	62,849		*
Charles Shaver	28,435		*
Bryan A. Shinn	180,602		*
J. Michael Stice	21,805		*
Michael L. Winkler	78,075		*
All Current Directors and Executive Officers as a Group (12 persons)	825,241	1.0

(1)	Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after the Record Date or upon vesting of restricted stock units that will vest within 60 days after the Record Date: Mr. Bernard, 9,450 shares; Mr. Blanchard, 55,467 shares; Mr. Casper, 76,241 shares; Mr. Kacal, 14,662 shares; Mr. Merril, 52,026 shares; Mr. Shaver, 6,568 shares; Mr. Shinn, 111,353 shares; Mr. Stice, 4,450 shares; Mr. Winkler, 56,376 shares and all current directors and executive officers as a group, 575,525 shares.
(2)	According to a Schedule 13G/A filed with the SEC on January 17, 2017 by BlackRock, Inc. and its subsidiaries BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors (which itself owns 5% or greater of our common stock), BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and FutureAdvisor, Inc. (collectively, “BlackRock”), as of December 31, 2016, BlackRock is the beneficial owner of 8,720,952 shares, as to which it has sole voting power as to 8,565,975 shares and sole dispositive power as to 8,720,952 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)	According to a Schedule 13G/A filed with the SEC on February 10, 2017, the aggregate number of shares owned beneficially by The Vanguard Group is 6,680,102, as of December 31, 2016, with sole voting power as to 147,128 shares, shared voting power as to 8,153 shares, sole dispositive power as to 6,528,730 shares, and shared dispositive power as to 151,372 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 143,219 shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 12,062 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	According to a Schedule 13G filed with the SEC on February 13, 2017, the aggregate number of shares owned beneficially by Capital World Investors is 5,852,071 as of December 31, 2016, with sole voting and dispositive power as to all shares. Capital World Investors is a division of Capital Research and Management Company (“CRMC”) and is deemed to be the beneficial owner of the shares as a result of CRMC acting as investment adviser to various investment companies. Capital World Investors disclaims beneficial ownership of all shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(5)	Includes 2,600 shares held by Mr. Kacal’s spouse.
*	Represents beneficial ownership of less than one percent (1%) of our common stock.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we explain our general compensation philosophy for the executives named in the Summary Compensation Table, our named executive officers, as well as provide an overview and analysis of the different material elements of compensation that we provide our named executive officers. We have organized our discussion and analysis as follows:

•	First, we provide a summary of our 2016 performance.

•	Second, we discuss our compensation objectives, philosophy and practices.

•	Third, we discuss our use of compensation consultants and our approach to benchmarking the compensation for each of the named executive officers.

•	Finally, we describe each material element of compensation that we pay to our named executive officers, how we selected the various elements and amounts of compensation, and how decisions we make about one element of compensation fit into our overall compensation program and affect decisions regarding other elements of compensation.

Named Executive Officers

Our named executive officers for 2016 are as follows:

Name	Title
Bryan A. Shinn	President and Chief Executive Officer
Donald A. Merril	Executive Vice President and Chief Financial Officer
Bradford B. Casper	Executive Vice President and Chief Commercial Officer
Michael L. Winkler	Executive Vice President and Chief Operating Officer
John P. Blanchard	Senior Vice President and President, Industrial & Specialty Products

U.S. Silica 2016 Performance

Heading into 2016, we expected the oil and gas markets to be volatile and the downturn in the oil and gas markets that began in 2015 to continue to negatively affect demand for our frac sand products and the financial performance of our Oil & Gas Proppants segment. As a result, the Compensation Committee established an Adjusted EBITDA target tied to the average spot price for West Texas Intermediate (“WTI”) crude oil as well as business and personal objectives focused on conserving cash, gaining market share in our Oil & Gas Proppants segment and improving contribution margin in our Industrial & Specialty Products segment, as discussed in more detail below in Performance-Based Cash Incentives.

As expected, the oil and gas markets continued to be volatile in 2016. In 2016:

•	spot prices for WTI crude oil remained below $45 per barrel and the average WTI spot price in 2016 was over 60% below the peak price in 2014;

•	the number of land rigs operating in oil and gas basins in the United States remained down by over 60% from its peak in 2014;

•	frac sand pricing remained under pressure, particularly during the first nine months of 2016; and

•	the number of drilled but uncompleted wells remained significant, which affected our results because our frac sand products are used in the well completion process.

As a result, as compared to 2015:

•	revenue decreased by 13%; and

•	average selling price per ton of sand sold in our Oil & Gas Proppants segment declined by 20%.

Nonetheless, we were able to accomplish the following during the year:

•	achieved Adjusted EBITDA, as defined in our annual bonus incentive plan, of $24.2 million, which was in excess of our Adjusted EBITDA target under the plan of $20 million based on the average WTI spot price in 2016 of $43.27 per barrel;

•	increased the tons of sand sold by the Oil & Gas Proppants segment by 6% compared to 2015;

•	increased contribution margin in our Industrial & Specialty Products segment by approximately 13% as compared to 2015 through the introduction of new, higher margin products;

•	acquired New Birmingham, Inc. (“NBI”), which owned a regional sand mine and plant located in Tyler, Texas;

•	acquired Sandbox Enterprises, LLC (“Sandbox”), a “last mile” logistics solution for frac sand in the oil and gas industry;

•	completed two common stock issuances resulting in total net proceeds of $653.2 million; and

•	continued to manage cash prudently, resulting in cash on hand of $711.2 million as of December 31, 2016.

In addition, we began to see improvement in the oil and gas markets towards the end of 2016, which had a positive effect on our Oil & Gas Proppants segment. For instance, in the fourth quarter of 2016 as compared to the third quarter of 2016:

•	sales in the segment increased 58%;

•	tons of sand sold in the segment increased 29%; and

•	the average selling price per ton of sand sold in the segment increased 23%.

Adjusted EBITDA and segment contribution margin are non-GAAP measures. We use Adjusted EBITDA and segment contribution margin as metrics in our cash annual bonus incentive plan as below in Performance-Based Cash Incentives. We provide a reconciliation to the most directly comparable GAAP financial measures in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2016 Annual Report on Form 10-K.

Despite the continued difficult economic and market conditions that affected financial results for an overwhelming majority of companies in our industry and across the broad sector of companies whose financial results are significantly influenced by the oil and gas markets, our shareholders recognized a positive total shareholder return (“TSR”) in 2016 and were not as negatively affected as were the shareholders of most of our peer companies during the downturn in the oil and gas markets. Specifically, the table below summarizes our TSR over three different time periods—all of which culminate with December 31, 2016—relative to the peer group against which we benchmarked our executive compensation:

Benchmark	1-Year TSR 12/31/2015— 12/31/2016	3-Year TSR 12/31/2013— 12/31/2016	Since U.S. Silica IPO 2/1/2012— 12/31/2016
2016 Proxy Peer Group Median(1)	63.9%	-18.3%	-13.0%

U.S. Silica Holdings, Inc.	205.0%	72.5%	285.2%

U.S. Silica Percentile Rank Relative to 2016 Proxy Peer Group Median	83rd percentile	93rd percentile	91st percentile

(1)	The companies included in the 2016 proxy peer group are listed below in Benchmarking. The data shown above excludes Rosetta Resources Inc. because it was acquired by Noble Energy, Inc. in July 2015 and C&J Energy Servies, Inc., which completed financial restructuring and emerged from Chapter 11 bankruptcy in January 2017. TSR data for Fairmount Santrol Holdings Inc. is included for only the 1-year TSR period because the company began trading publicly in October 2014. TSR data for Forum Energy Technologies, Inc. is included for only the 1-year and 3-year TSR periods because the company began trading publicly in April 2012.

In light of our overall financial performance in 2016, the Compensation Committee determined to pay the named executive officers a performance-based cash incentive award for 2016 as discussed below in Performance-Based Cash Incentives.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives, and (3) to align the interests of the executive officers and our shareholders through short-and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

At our 2016 annual meeting, we received significant support from our shareholders for our 2015 executive compensation program with approximately 80% of the votes cast in favor of the say-on-pay proposal. We believe the voting results demonstrated strong support for the overall design and results of our compensation program in 2015, which included strong alignment between pay and performance. For 2016, the overall design of our executive compensation program remained largely unchanged with the exception of removing stock options from the mix of equity awards granted as part of the long-term incentive program to better align with market practices and changing the performance measure for the long-term performance share units from cumulative Adjusted EBITDA to relative TSR as compared to a peer group to diversify the performance metrics used in the executive compensation program, as discussed in Material Elements of Compensation – Long-Term Incentive Program.

In 2016, as reflected in the charts on the next page, a significant portion of the compensation of our Chief Executive Officer and other named executive officers consisted of equity incentive compensation contingent upon the achievement of financial performance, business unit and/or individual performance goals. Performance-based compensation aligns the interests of our Chief Executive Officer and other named executive officers with the interests of our shareholders because the amount of compensation ultimately received will vary with our company’s financial performance. Additionally, equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance.

2016 Compensation Mix(1)(2)

Chief Executive Officer

Other Named Executive Officers

(1)	Consists of base salary paid in 2016 (as reported in the Salary column of the 2016 Summary Compensation Table), 2016 annual incentive award paid in March 2017 (as reported in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table), long-term incentive award granted in March 2016 (as reported in the Stock Awards column of the 2016 Summary Compensation Table) and other compensation (as reported in the All Other Compensation column of the 2016 Summary Compensation Table).
(2)	Variable compensation consists of the 2016 annual incentive award and the long-term incentive award granted in March 2016. Fixed compensation consists of base salary and other compensation.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance

Individuals in leadership roles are compensated based on a combination of total company, business unit and individual performance factors. Total company performance is evaluated in part based on the degree to which pre-established financial objectives are met. Business unit and individual performance are evaluated based upon several individualized objectives. The Chief Executive Officer assessment process is managed by the Chairman of the Compensation Committee with input from all Board members. The Chairman solicits input from other Board members on the Chief Executive Officer’s performance relative to the pre-established key objectives for the year. Each Board member is invited to provide feedback on the Chief Executive Officer’s performance. The Chairman gathers this feedback and synthesizes it into a clear, balanced view of actual results as compared to the objectives. With guidance from the compensation consultant, the Chairman provides a pay recommendation to the Compensation Committee consistent with the feedback he has received from the Board.

The other management team members, including our named executive officers, provide objectives to the Board at the beginning of the year. The Chief Executive Officer assesses each management team member against those objectives and reports back to the Compensation Committee at the beginning of the following year. With guidance from the compensation consultant, the Chief Executive Officer provides pay recommendations for the management team members to the Compensation Committee consistent with his assessment of the executives’ performance.

The objectives and results for 2016 for our named executive officers are discussed in more detail below in Material Elements of Compensation.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to our company. To achieve this goal, we compare our pay practices and overall pay levels with oil and gas, mining and logistics organizations as discussed below in Use of Compensation Consultants and Benchmarking.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation Committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

Executive Compensation Practices

In addition to establishing a pay-for-performance culture, we have instituted the following executive compensation practices:

What We Do

☑	Clawback Policy. The Compensation Committee has adopted a clawback policy that applies to all executive officers with respect to short-term and long-term performance-based incentive compensation as more fully described in Clawback Policy below.

☑	Stock Ownership Guidelines. Stock ownership requirements for our executive officers create alignment with shareholder interests and require a significant ownership level as described in Stock Ownership Requirements below.

☑	Limited Perquisites. Perquisites provided to executives are limited and reviewed annually by the Compensation Committee.

☑	Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant.

What We Don’t Do

☒	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our executive officers.

☒	No Pension Plan. We do not provide any qualified or non-qualified pension plans or other post-employment defined benefit plans to our executive officers.

☒	No Special Tax Gross-ups. We do not provide tax gross-ups on perquisites received by our executive officers, except for tax gross-up on relocation benefits, which is provided to all employees.

☒	No Hedging; Limited Pledging. Our insider trading policy prohibits all employees, including the named executive officers, from using our stock in any hedging activities. Employees may not pledge our stock as collateral or hold it in a margin account without obtaining approval from the General Counsel or Chief Compliance Officer.

☒	No Option Repricing, Reloads or Buyouts. Our Amended and Restated 2011 Incentive Compensation Plan does not allow the repricing or cash buyout of stock options or stock appreciation rights, reload provisions in stock option grants or the payment of dividends on unvested performance shares and requires all awards to have at least a one-year vesting period.

Use of Compensation Consultants and Benchmarking

Overview

We administer compensation changes for all employees, including our named executive officers, on an annual basis. Each February, after performance results for the prior year are finalized, incentive payouts for the prior performance period are determined and performance metrics for the current year’s annual and long-term incentive grants are approved by the Compensation Committee. This administration schedule permits compensation decisions to be made within a reasonable time after finalizing our financial and operational results, so that an assessment of business and individual contributions to corporate performance can provide alignment of pay with performance. This schedule also facilitates the establishment of performance metrics that are consistent with our business plan objectives communicated to shareholders at the beginning of the year.

Use of Compensation Consultants

Our Compensation Committee retains a compensation consultant to assist the Committee in determining both the mix of compensation that we make available to our named executive officers and the amount of each element, taking into account the general goals of our compensation program. The compensation consultant also provides research and market data to the Compensation Committee and generally advises the Committee on matters relating to its executive compensation decision making. A representative of the compensation consultant generally attends meetings of the Compensation Committee at which executive compensation matters are discussed and also communicates directly with the Compensation Committee Chair.

Since 2013, the Compensation Committee has retained Exequity LLP (“Exequity”) as the executive compensation consultant to the Compensation Committee. The Compensation Committee has determined that the work of Exequity did not raise any conflicts of interest in 2016. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the fact that Exequity does not provide any other services to us, the level of fees received from us as a percentage of Exequity’s total revenue, policies and procedures employed by Exequity to prevent conflicts of interest, and whether the individual Exequity advisers to the Compensation Committee own any of our stock or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Benchmarking

It is the Compensation Committee’s intent to provide target total compensation opportunities for our executives that are generally comparable to median target total compensation opportunities among relevant peer executives—and are calibrated such that actual total compensation realized would (a) exceed peer median pay opportunities in the event that company and individual performance is strong, and (b) be below median pay opportunities in the event that company and individual performance is not strong.

Proxy Peer Group

With assistance from Exequity, in August 2015, our Compensation Committee established the following peer group for 2016 (the “2016 proxy peer group”) to benchmark the components of the total direct compensation of our named executive officers:

C&J Energy Services, Inc.	Fairmount Santrol Holdings Inc.*	Oasis Petroleum Inc.
CARBO Ceramics Inc.	Forum Energy Technologies, Inc.*	Oil States International, Inc.*
Clayton Williams Energy, Inc.	Headwaters Inc.*	PDC Energy Inc.
Dril-Quip Inc.	Intrepid Potash, Inc.	Pioneer Energy Services Corp.
Eagle Materials, Inc.	Minerals Technologies Inc.	Rosetta Resources Inc.

*	New to peer group for 2016

Three companies were removed from the 2015 proxy peer group because the Compensation Committee deemed them to be too small in terms of market capitalization as compared to us (which had a market capitalization of approximately $1.5 billion as of the time Exequity’s report was generated in July 2015). The companies that were removed from the peer group and their respective market capitalizations at the time Exequity’s report was generated in July 2015 were: Comstock Resources Inc. ($188 million), Energy XXI Limited ($296 million) and Gulfmark Offshore Inc. ($316 million). The companies that replaced the three companies removed from the 2015 proxy peer group to form the 2016 proxy peer group had approximate market capitalizations as of July 2015 as follows:

•	Fairmount Santrol Holdings Inc. ($1.4 billion)

•	Forum Energy Technologies, Inc. ($1.9 billion)

•	Headwaters Inc. ($1.4 billion)

•	Oil States International, Inc. ($2.0 billion)

As of October 2015, when Exequity completed its study of target total direct compensation levels for the 2016 proxy peer group, the median market capitalization and most recently reported annual revenues for the 2016 proxy peer group were approximately $1.3 billion and $1.1 billion, respectively. Meanwhile, our market capitalization and most recently reported fiscal year revenues at the time the study was completed were $882 million (40th percentile relative to the 2016 proxy peer group) and $877 million (31st percentile relative to the 2016 proxy peer group), respectively.

Survey Peer Group

As in prior years, in 2016, the Compensation Committee reviewed a group of companies in the energy, mining and logistics industries that participated in Equilar’s survey of compensation for key executive positions (the “2016 survey peer group”) to provide additional context for 2016 executive compensation-related discussions.

Specialty Chemicals Peer Group

For 2016, with assistance from Exequity, the Compensation Committee also reviewed executive compensation for the group of specialty chemicals companies listed below to supplement the 2016 proxy peer group benchmarking (the “2016 specialty chemicals peer group”). The Committee deemed specialty chemicals companies to be potential secondary sources of and destinations for our executive talent in addition to the proxy peer group companies, particularly since our Chief Executive Officer and other executive officers had previously been employed in the chemicals industry. As a result, the Compensation Committee wanted to determine whether the compensation of our executive officers was competitive with the executive compensation paid by the companies in the 2016 specialty chemicals peer group.

A. Schulman, Inc.	Koppers Holdings Inc.	Sensient Technologies Corporation
Albemarle Corporation	Kraton Performance Polymers Inc.	Sigma-Aldrich Corporation
Chemtura Corporation	NewMarket Corporation	Stepan Company
Cytec Industries Inc.	Olin Corp.	Tronox Limited
Ferro Corporation	OM Group	Valhi, Inc.
HB Fuller Co.	The Scotts Miracle-Gro Company	Westlake Chemical Corp.

As of January 2016, when Exequity reviewed the target total direct compensation levels for the 2016 specialty chemicals peer group, the median market capitalization and most recently reported annual revenues for the 2016 specialty chemicals peer group were approximately $1.9 billion and $2.1 billion, respectively. Meanwhile, our market capitalization and most recently reported fiscal year revenues at the time the study was completed were $1.1 billion (40th percentile relative to the 2016 specialty chemicals peer group) and $877 million (below all members of the 2016 specialty chemicals peer group), respectively.

Analysis of Benchmarking Data

Exequity provided market compensation data using the above-referenced peer groups established by the Compensation Committee. Exequity then analyzed the benchmark data and provided advice and insight to the Compensation Committee regarding competitive pay levels for the named executive officers. At the end of 2015 and the beginning of 2016, the Compensation Committee reviewed the benchmark data from the 2016 proxy peer group and 2016 survey peer group for the Chief Executive Officer, and the Compensation Committee and the Chief Executive Officer reviewed the benchmark data from those peer groups for the other named executive officers, at the 25th, 50th and 75th percentiles as a reference for determining the 2016 base salary, 2016 cash incentive target awards and 2016 long-term incentive target awards for our named executive officers.

While the Compensation Committee reviewed the benchmark data from the 2016 specialty chemicals peer group, it ultimately did not rely on that data in determining 2016 executive compensation.

Material Elements of Compensation

The elements of our compensation program in 2016 were:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

The Compensation Committee will seek to consider each of these elements of compensation at the same time to enable the Compensation Committee to consider their impact on total compensation and the extent to which the determinations made will reflect the principles of our compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our named executive officers are established based in large part on the salaries established for persons holding similar positions with the proxy peer group and by the Committee’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities, pay mix (base salary, annual cash incentives and other executive benefits) and similar companies’ compensation practices; and

•	our ability to replace the individual.

Our named executive officers did not receive a base salary increase in 2016 due to the continued downturn in the oil and gas markets.

In the future, we expect that salaries for executive officers will continue to be reviewed and benchmarked against the relevant peer group annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require.

Performance-Based Cash Incentives: Annual Bonus Incentive Plan (“ABIP”)

2016 ABIP Design

We pay performance-based cash incentives under the ABIP in order to align the compensation of our employees, including our named executive officers, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. For 2016, these incentive payments were based on the attainment of pre-established objective financial goals, business unit performance objectives and individual personal performance objectives. Our short-term, performance-based cash incentive awards made to our named executive officers are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The following table shows each named executive officer’s performance-based cash incentive minimum, threshold, target and maximum payouts under the ABIP as of December 31, 2016, which were established by the Compensation Committee in February 2016.

Name	Minimum Payout ($)	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)
Bryan A. Shinn	0	325,000	650,000	1,300,000
Donald A. Merril	0	135,575	271,150	542,300
Bradford B. Casper	0	125,000	250,000	500,000
Michael L. Winkler	0	202,500	405,000	810,000
John P. Blanchard	0	108,850	217,700	435,400

In order for the 2016 ABIP awards for employees who are covered under Code Section 162(m), which includes most of the named executive officers, to qualify as performance-based compensation, the Compensation Committee determined in February 2016 that the 2016 ABIP awards for covered employees would fund at each individual’s maximum (200% of target, as shown above) award opportunity if we achieved sales, as audited and determined in accordance with U.S. generally accepted accounting principles (“sales”), for the year ended December 31, 2016 of at least $200 million.

Within this framework, the Compensation Committee had authority to use negative discretion to adjust downward the payout achieved under the financial performance goal by each named executive officer based on company and individual performance components. Each of the performance components is independent of the other performance components and is eligible for payout even if the other performance components are not achieved; provided that in no event would any payment pursuant to the 2016 ABIP exceed 200% of the executive officer’s overall 2016 ABIP target.

The named executive officers’ performance components under the 2016 ABIP were weighted as follows:

Name	Company Performance Component (%)	Personal Performance Component (%)	ISP Segment Component (%)
Bryan A. Shinn	80	20	—
Donald A. Merril	80	20	—
Bradford B. Casper	80	20	—
Michael L. Winkler	80	20	—
John P. Blanchard	20	20	60

•	“Company Performance Component”: If the average West Texas Intermediate (“WTI”) closing spot price (the “average WTI price”) from January 1 through December 31, 2016 was

•	less than $45.00 per barrel, then the 2016 Adjusted EBITDA target would be $20 million;

•	greater than $60.00 per barrel, then the 2016 Adjusted EBITDA target would be $90 million; and

•	between $45.00 and $60.00 per barrel, then the 2016 Adjusted EBITDA target would be determined using linear interpolation between $20 million and $90 million. For example, if the average WTI price was $52.50 per barrel, the 2016 Adjusted EBITDA target would equal $55 million.

The Compensation Committee determined that an Adjusted EBITDA target tied to the average WTI price appropriately addressed the uncertainty and volatility in oil and gas markets heading into 2016.

The Company Performance Component funded the 2016 ABIP as follows:

2016 Results (Adjusted EBITDA)	Percentage of Target Paid
Less than 80% of Adjusted EBITDA target	0%
80% of Adjusted EBITDA target	50%	Minimum threshold for any payout
100% of Adjusted EBITDA target	100%	Target
110% of Adjusted EBITDA target	150%
120% of Adjusted EBITDA target	200%	Maximum

“Adjusted EBITDA” was defined as our consolidated earnings before interest, taxes, depreciation and amortization, as audited, as adjusted by the Compensation Committee to take into consideration the following: (i) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures), (ii) an event either not directly related to our operations or not within the reasonable control of our management, (iii) losses incurred as a result of any goodwill impairment, or (iv) a change in tax law or accounting standards required by U.S. generally accepted accounting principles. Adjusted EBITDA was used because it is a key metric used by management and the Board to assess our operating performance. Adjusted EBITDA is a non-GAAP measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2016 Annual Report on Form 10-K.

•	“Personal Performance Component”: The named executive officer’s personal performance capped at 200% of the personal performance target weighting, including the following operational and performance objectives:

•	continued cash management and cost reduction in an uncertain market environment;

•	improving the accounting and financial structure while ensuring continued effective internal control over financial reporting;

•	meeting environmental, health and safety performance goals;

•	delivering budgeted savings under our cost improvement program

•	developing a flexible capital expenditure budget to meet changing and volatile market conditions;

•	leading acquisition and existing business growth initiatives;

•	improving the Oil & Gas Proppants segment market share;

•	developing a growth strategy for the Industrial & Specialty Products segment;

•	expanding product offerings to further differentiate our business model; and

•	continued enhancement of relationships with key customers.

•	“ISP Segment Component”: For Mr. Blanchard only, achieving contribution margin in the Industrial & Specialty Products segment of at least $71 million in 2016.

Determination of 2016 ABIP Payouts

At the Compensation Committee meeting in February 2017, the determination of the 2016 ABIP payouts to the named executive officers took into account the following material factors:

•	Sales, as audited and determined in accordance with U.S. generally accepted accounting principles, for the year ended December 31, 2016 was $559.6 million, greater than the $200 million of sales needed to trigger a payout under the 2016 ABIP.

•	The average WTI price from January 1 through December 31, 2016 was $43.27 per barrel, which set the 2016 Adjusted EBITDA target at $20 million.

•	Adjusted EBITDA for the year ended December 31, 2016, as defined in the 2016 ABIP, as compared to threshold, target and maximum performance under the 2016 ABIP:

Adjusted EBITDA (in millions)
Threshold (80% of target)	Target	Maximum (120% of target)	Actual	Payout Achieved
$16	$20	$24	$24.2	200%

For a calculation of 2016 Adjusted EBITDA, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business in our Annual Report on Form 10-K for the year ended December 31, 2016.

•	The Chief Executive Officer presented to the Compensation Committee his proposed 2016 ABIP payouts for the other named executive officers.

•	The Compensation Committee reviewed the benchmarking data discussed above in Benchmarking.

•	The Compensation Committee considered and agreed with the individual performance assessments that the Chief Executive Officer presented to the Compensation Committee for each other named executive officer as well as the Chief Executive Officer’s self-assessment. The Compensation Committee members also discussed their own assessment of each named executive officer’s performance, including the Chief Executive Officer assessment, which was managed by the Chairman of the Compensation Committee.

•	The Compensation Committee discussed the relative compensation and organizational roles and responsibilities of the named executive officers.

•	The Compensation Committee considered the following corporate, business unit and personal performance achievements:

•	improved our cash position, including by raising over $650 million in two equity issuances, and ended 2016 with over $700 million of cash on hand;

•	completed the acquisition of NBI, which owned a facility and mine in Tyler, Texas, which is being successfully integrated into our systems and processes;

•	completed the acquisition of Sandbox, a “last mile” logistics solution for frac sand in the oil and gas industry;

•	grew volumes in the Oil & Gas Proppants segment by 6%;

•	realized 2016 contribution margin for the Industrial & Specialty Products segment of $79 million;

•	executed on the budgeted capital expenditure plan and cost reduction projects;

•	realized savings across the supply chain;

•	developed an acquisition pipeline for the Industrial & Specialty Products business to enable the continuous evaluation of strategic transactions;

•	continued to develop relationships with senior executives at key customers;

•	ensured a successful audit of our financial statements and internal control over financial reporting in which no material weaknesses were identified;

•	streamlined accounting and financial reporting structures and created business segment chief financial officer positions; and

•	implemented improved safety standards and tracking at each facility.

The Compensation Committee determined that the 2016 ABIP payouts it approved for the named executive officers were reasonable after reviewing the foregoing material factors.

Based on the foregoing factors, the Compensation Committee determined that the following payouts should be made to the named executive officers under the 2016 ABIP:

Name	Payout ($)	Payout as % of Target Award
Bryan A. Shinn	1,300,000	200
Donald A. Merril	542,300	200
Bradford B. Casper	500,000	200
Michael L. Winkler	810,000	200
John P. Blanchard	378,000	174

Long-Term Incentive Program

At the end of 2015 and in the first quarter of 2016, the Compensation Committee reviewed with Exequity the long-term incentive program for certain of our employees, including the named executive officers, that had been developed in 2015 and decided to remove stock options from the mix of equity awards made under the program to better align with market practices and to change the performance measure for the performance share units from cumulative Adjusted EBITDA over three years to relative total shareholder return over three years to diversify the performance metrics used in the overall executive compensation program.

Under the 2016 long-term incentive program, each of our named executive officers has been provided equity grants consisting of the following performance-based component and retention-oriented, time-vested component:

•	55% of the total grant value in the form of performance share units; and

•	45% of the total grant value in the form of restricted stock units.

We believe our long-term incentive program aligns the interests of our named executive officers with our shareholders, provides our named executive officers with incentives linked to long-term performance and creates an ownership culture. In addition, the vesting feature of our long-term incentive program contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the vesting period.

In determining the mix of equity awards and the individual target award opportunities under the long-term incentive program, the Board and the Compensation Committee exercised its judgment and discretion, in consultation with our Chief Executive Officer and the Committee’s compensation consultant, and considered, among other things, the role and responsibility of the named executive officer, competitive factors including a review of market data as discussed in Benchmarking, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer to determine the long-term incentive program opportunity that was approved.

2016-2018 Performance Share Units

The ultimate number of performance share units to be earned by the named executive officers will be based on our TSR over the period from January 1, 2016 through December 31, 2018 expressed as a percentage ranking as compared to the TSR for the performance period of each of the companies in the S&P SmallCap 600 Energy Sector Index that are part of such index at both the beginning and the end of the performance period, in accordance with the following schedule:

TSR Ranking January 1, 2016 through December 31, 2018	Number of PSUs Vested as Percentage of Target
Below 30th percentile	0%
30th percentile	50% (Threshold)
50th percentile	100%
75th percentile	150%
At or Above 90th percentile	200% (Maximum)

No performance share units will be earned if the threshold goal is not met. To the extent that the actual TSR ranking for the performance period is between goals, the number of performance share units to become vested will be determined on a pro rata basis using straight line interpolation.

For purposes of the performance share units, the term “TSR” shall mean total shareholder return for a company, expressed as a percentage, determined by dividing (i) an amount equal to the sum of (x) the difference between the Beginning Stock Price and the Ending Stock Price and (y) the sum of all dividends paid on one share of such company’s stock during the performance period, provided that dividends shall be treated as reinvested on the ex-dividend date at the closing price on that date by (ii) the Beginning Stock Price, as calculated in good faith by the Committee. “Beginning Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the first day of the performance period. “Ending Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the last day of the performance period.

The performance share unit awards approved by the Board and the Compensation Committee in 2016 for each named executive officer are reflected in the Grants of Plan-Based Awards Table below.

2016 Restricted Stock Units

The restricted stock unit awards vest ratably over three years. The restricted stock unit award grants approved by the Board and the Compensation Committee in 2016 for each named executive officer are reflected in the Grants of Plan-Based Awards Table below.

2014-2016 Performance Share Units

Performance share units were granted to each of the named executive officers with a performance period that began on January 1, 2014 and ended December 31, 2016. These grants are included in the Outstanding Equity Awards at Fiscal Year-End table. Based on our cumulative Adjusted EBITDA performance over the performance period, the Compensation Committee determined that no awards were payable under these grants.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Board believes are reasonable and in the best interests of our company and our shareholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including retirement plans, health and welfare benefits and life insurance and long-term disability insurance described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits. We sponsor a 401(k) plan covering substantially all eligible employees. Employee contributions to the 401(k) plan are voluntary. We contribute an amount equal to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary. We also may contribute from 0% to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary, if applicable, based on our profits from the previous fiscal year as an incentive to encourage our employees to participate in the 401(k) plan. The contributions based on our profits are paid during the Spring of the following fiscal year. In the case of both the matching program and the profit sharing program, an employee is fully vested in our contributions after five years of service. Finally, we also provide a 4% defined contribution of monthly basic income into a participant’s 401(k) account if that participant does not participate in our defined pension plan. An employee is fully vested in these contributions after one year of service. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service.

None of our named executive officers participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Either our Board or our Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Health and Welfare Benefits. We offer health, dental and vision coverage for all employees, including our named executive officers, and pay a portion of the premiums for our named executive officers on the same basis as for our other salaried employees.

Life Insurance and Long-Term Disability Insurance. As of December 31, 2016, we offer life insurance up to five times each employee’s annual salary up to a maximum of $600,000. We offer long-term disability insurance equal to 66.67% of an employee’s annual salary, up to a maximum of $10,000 per month. We pay life insurance premiums on behalf of our named executive officers and all other salaried employees equal to one times annual salary. Additional amounts up to the maximum amount are paid by the employee. We pay the premium for long term disability for 60% of salary (up to the $10,000 per month maximum) for all employees, including our named executive officers. The premium for the additional 6.67% is paid for by the employee.

Deferred Compensation. None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Perquisites. Executive perquisites are discussed in the footnotes to the Summary Compensation Table. We believe that the executive perquisites we provide are de minimis in amount and consistent in form to those offered to executives of our peers listed in Benchmarking. We do not provide tax gross-up on perquisites that are provided to our executive officers, other than tax gross-ups on relocation benefits. We provide tax gross-up to all employees who receive relocation benefits, which is a prevalent market practice.

Employment and Other Agreements

Bryan A. Shinn

In March 2012, we entered into an employment agreement with Mr. Shinn, our President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Shinn was entitled to an annual base salary of  $400,000, which has been adjusted by the Board to $650,000. Mr. Shinn is also eligible to earn a short-term, performance-based cash incentive payment for each year under the annual bonus incentive program in which our other executive officers participate. His target annual incentive has been established by the Board at 100% of his annual base salary.

Mr. Shinn is also entitled to receive benefits in accordance with the health and welfare plans we provide to other members of our senior management. He is also entitled to up to 25 days of paid time off and reimbursement for all reasonable business expenses that he incurs in the course of performing his duties and responsibilities, which are consistent with our policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to our requirements with respect to reporting and documentation of such expenses.

Mr. Shinn’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by us (with or without cause). If we terminate Mr. Shinn’s employment without cause or Mr. Shinn resigns for good reason and such termination or resignation is not in connection with a change in control, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the twelve-month anniversary of the date of termination if Mr. Shinn has executed and delivered a general release of any and all claims arising out of or related to his employment with us and the termination of his employment. Mr. Shinn is also entitled to receive reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage if he so elects.

Mr. Shinn has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by him while he is employed by us which relates to our business is our property. During the term of Mr. Shinn’s employment with us and during the twelve-month period immediately thereafter, Mr. Shinn has agreed not to (i) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with us, (ii) solicit or hire any of our employees and (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of ours to cease doing business with us or in any way interfere with our relationship with such person or entity. During any period in which Mr. Shinn has breached the above restrictions, we have no obligation to pay Mr. Shinn any severance described above.

In February 2016, in connection with approving a Change in Control Severance Plan for U.S. Silica, as discussed below, the Compensation Committee approved an amendment to Mr. Shinn’s employment agreement to provide for the following severance benefits in the event of his involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica:

•	a lump sum payment equal to two (2) times the sum of (i) Mr. Shinn’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (ii) Mr. Shinn’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);

•	a prorated annual bonus that Mr. Shinn would have earned for the entire fiscal year in which the termination of employment occurs at target level based on the number of days Mr. Shinn was employed during the year; and

•	continuation of group health insurance coverage for Mr. Shinn and Mr. Shinn’s eligible dependents pursuant to COBRA during the 18 month period following Mr. Shinn’s termination of employment.

Receipt of the foregoing severance benefits is conditioned upon Mr. Shinn executing a general release of claims in our favor and continued compliance with the non-compete and non-solicitation provisions contained in his employment agreement.

Also in February 2016, the Compensation Committee approved an amendment to Mr. Shinn’s existing equity award agreements to align the treatment of the equity awards in the event of Mr. Shinn’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica with the existing treatment of those equity awards in the event of Mr. Shinn’s separation from service as a result of an involuntary termination of employment without cause following a change in control. Pursuant to the amendment, all stock options and restricted stock units held by Mr. Shinn will vest in full and all performance share units held by him will vest based on target level of performance in the event of his separation from service as a result of a resignation for good reason following a change in control of U.S. Silica. Vested stock options will remain exercisable for a period of three years following Mr. Shinn’s termination. In November 2016, the Compensation Committee approved an amendment to Mr. Shinn’s existing equity award agreements to permit him to elect to reduce the number of shares deliverable to him upon the vesting of an equity award or the exercise of a stock option in an amount up to his maximum individual tax rate, provided that such additional reduction would not result in adverse financial accounting or tax withholding treatment to U.S. Silica.

Mr. Shinn’s severance benefits and the treatment of Mr. Shinn’s equity awards in the event of his termination or a change in control are discussed in more detail below in Potential Payments Upon Employment Termination or Change in Control.

Other Named Executive Officers

None of our other named executive officers have an employment agreement.

In February 2016, the Compensation Committee approved a Change in Control Severance Plan (the “CIC Plan”), as part of its ongoing review of our executive compensation program. Each of our named executive officers is eligible to participate in the CIC Plan.

The CIC Plan provides certain benefits if the named executive officer experiences a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica. If such events occur and the named executive officer has signed a general release of claims in our favor, the CIC Plan provides the following benefits to such Participant:

•	a lump sum payment equal to 1.5 times the sum of (i) the named executive officer’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (ii) the named executive officer’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);

•	a prorated annual bonus that the named executive officer would have earned for the entire fiscal year in which the termination of employment occurs at target level based on the number of days the named executive officer was employed during the year; and

•	continuation of group health insurance coverage for the named executive officer and the named executive officer’s eligible dependents pursuant to COBRA during the 18 month period following the named executive officer’s termination of employment.

If a named executive officer has a separate agreement with us that provides for specific severance and benefits in connection with a termination of employment following a change in control, such as Mr. Shinn, the payments and benefits provided by the CIC Plan will be reduced by the payments and benefits under the individual severance agreement.

If the severance payments under the CIC Plan would trigger an excise tax under Sections 280G and 4999 of the Internal Revenue Code, the severance payments would be reduced to a level at which the excise tax is not triggered, unless the named executive officer would receive a greater amount without such reduction after taking into account the excise tax and other federal and state taxes.

Also in February 2016, the Compensation Committee approved an amendment to the existing equity award agreements of each named executive officer to align the treatment of the equity awards in the event of such named executive officer’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica with the existing treatment of those equity awards in the event of such named executive officer’s separation from service as a result of an involuntary termination of employment without cause following a change in control. Pursuant to the amendment, all stock options and restricted stock units held by the named executive officers will vest in full and all performance share units held by them will vest based on target level of performance in the event of his separation from service as a result of a resignation for good reason following a change in control of U.S. Silica. Vested stock options will remain exercisable for a period of three years following the named executive officer’s termination. In November 2016, the Compensation Committee approved an amendment to each named executive officer’s existing equity award agreements to permit him to elect to reduce the number of shares deliverable to him upon the vesting of an equity award or the exercise of a stock option in an amount up to his maximum individual tax rate, provided that such additional reduction would not result in adverse financial accounting or tax withholding treatment to U.S. Silica.

The severance benefits and the treatment of equity awards of the named executive officers in the event of termination or a change in control are discussed in more detail below in Potential Payments Upon Employment Termination or Change in Control.

Executive Compensation Policies

Stock Ownership Guidelines

To more closely align the interests of our executive officers, including our named executive officers, with our shareholders, in February 2014, the Compensation Committee adopted stock ownership guidelines to require our executive officers to acquire and hold our common stock with a value equal to the following multiples of base salary:

Chief Executive Officer	4x base salary
Chief Financial Officer	2x base salary
Chief Operating Officer	2x base salary
Other executive officers	1.5x base salary

Equity that counts towards meeting the stock ownership requirements includes shares owned directly and indirectly and time-vested restricted stock and restricted stock units. Unexercised stock options and unearned performance share units are not counted toward meeting the requirements. Executive officers are required to achieve their stock ownership requirement within five years of becoming subject to the guidelines. The Compensation Committee, in its sole discretion, may require an executive officer to retain up to 100% of the shares acquired upon stock option exercises (after payment of the exercise cost and taxes) or issued upon the vesting of restricted stock, restricted stock units or performance share units (after the payment of taxes) if such officer has failed to meet the stock ownership requirement by the five year deadline.

The table below shows the value of our common stock held by each of our named executive officers as compared to the stock ownership requirement such officer must meet by February 2019 based on such officer’s base salary as of December 31, 2016. The value of each named executive officer’s stock holdings was based on the average closing price of a share of our common stock over the 90 trading days ending February 1, 2017, which was $50.95.

Name	Value of Stock Holdings ($)	Stock Ownership Requirement by February 2019 ($)
Bryan A. Shinn	9,616,150	2,600,000
Donald A. Merril	2,489,774	712,300
Bradford B. Casper	3,890,899	525,000
Michael L. Winkler	3,670,693	816,000
John P. Blanchard	1,750,387	426,300

Hedging and Pledging Policy

Under our Insider Trading Policy, employees including named executive officers are prohibited from selling our securities “short” and from transacting in publicly-traded options, warrants, puts and calls or similar instruments on our securities. Employees, including our named executive officers, also are prohibited from holding our stock in a margin account or pledging our stock as collateral for a loan without obtaining approval from the General Counsel or Chief Compliance Officer. An exception to the prohibition against pledging may be granted when the employee clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities. None of our named executive officers have pledged our stock.

Clawback Policy

To further deter excessive risk taking, the Compensation Committee adopted a clawback policy in February 2014 that applies to all executive officers’ annual cash-based performance awards beginning with the 2013 award paid in 2014 and all long-term performance-based awards beginning with those granted in 2014. If any of our financial results are materially restated and an executive officer is determined to have been knowingly engaged in misconduct or grossly negligent in failing to prevent misconduct directly related to such restatement, the Compensation Committee may seek recoupment from such officer of the portion of any performance-based compensation that was greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results. The determination as to whether the criteria for a claw back has been met will be made by the Compensation Committee.

Tax and Accounting Policies

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1.0 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). Rights or awards granted, vested or paid under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted, vested or paid upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our shareholders.

Our executive compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers but it is not the sole objective when designing the executive compensation program. In certain circumstances, the Compensation Committee may authorize compensation arrangements that are not fully tax deductible, but that promote other important objectives, such as attracting and retaining executives who can drive financial and strategic growth objectives that maximize long-term shareholder value. For example, if we had not achieved sales of at least $200 million in 2016, the Compensation

Committee, at its discretion, could have provided awards to executive officers that would not have been pursuant to the 2016 ABIP. Such awards would not have been considered performance-based and potentially would not have been tax-deductible, but which could have been determined based on the degree of achievement of various performance metrics as well as other factors taken into consideration by the Compensation Committee.

Many other Internal Revenue Code provisions (including Section 409A), SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed.

2016 Summary Compensation Table

The following table presents information concerning the total compensation for the last three years of  (1) individuals who served as our principal executive officer or principal financial officer during 2016 and (2) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2016 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Bryan A. Shinn	2016	650,000	—	5,764,905	—	1,300,000	—	44,863	7,759,768
President and Chief Executive Officer	2015 2014	650,000 554,167	— —	2,962,079 1,450,628	1,577,494 1,012,898	— 1,133,334	— —	45,241 24,435	5,234,813 4,175,462

Donald A. Merril	2016	356,150	—	1,798,465	—	542,300	—	15,878	2,712,793
Executive Vice President and Chief Financial Officer	2015 2014	356,150 346,858	— —	1,004,311 398,835	536,702 441,569	— 327,781	— —	13,733 11,346	1,910,896 1,526,389

Bradford B. Casper	2016	350,000	—	1,960,080	—	500,000	—	28,170	2,838,250
Executive Vice President and Chief Commercial Officer	2015 2014	333,333 277,083	— —	1,565,444 272,023	420,055 480,303	— 280,833	— —	34,927 19,269	2,353,758 1,329,512

Michael L. Winkler	2016	408,000	—	2,601,149	—	810,000	—	26,925	3,846,074
Executive Vice President and Chief Operating Officer	2015 2014	408,000 331,958	— —	1,236,953 340,009	600,458 797,923	— 414,054	— —	30,325 17,066	2,275,736 1,901,010

John P. Blanchard(1)	2016	284,200	—	1,324,789	—	378,000	—	23,262	2,010,251
Senior Vice President and President, ISP

(1)	Mr. Blanchard became a named executive officer in 2016.
(2)	For 2016, this column reflects the aggregate grant date fair value of stock awards granted in 2016 in accordance with FASB ASC Topic 718 and as reported in Note N to the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016, but assuming no forfeitures. For each named executive officer the amount reflected in the Stock Awards column represents a combination of restricted stock units and performance share units granted on March 31, 2016.

Name	Restricted Stock Units ($)	Performance Share Units ($)	Total ($)
B. Shinn	1,971,514	3,793,391	5,764,905
D. Merril	615,038	1,183,427	1,798,465
B. Casper	670,321	1,289,759	1,960,080
M. Winkler	889,554	1,711,595	2,601,149
J.P. Blanchard	453,056	871,733	1,324,789

The restricted stock units vest ratably over a three-year period beginning one year from the date of grant.

The amounts disclosed for the performance share units reflect the fair value as of the grant date based on an accounting valuation analysis. The performance share units are paid out only if we meet performance objectives established by the Compensation Committee at the beginning of the performance period. Actual payouts will range from 0% to 200% of the amounts shown in the table above. For more information on the performance objectives for these performance share units see the 2016 Long-Term Incentive Program section in Material Elements of Compensation above.

(3)	For 2016, represents our employer contributions under our 401(k) plan and cash dividends paid on vested equity awards. The cash dividends were paid at the same rate as paid to all shareholders and were not included in the aggregate grant date fair value of the equity awards disclosed in the year of grant. A breakdown of the amounts follows:

Name	Company Contributions to 401(k) Plan ($)	Cash Dividends ($)	Total ($)
B. Shinn	16,600	28,263	44,863
D. Merril	10,600	5,278	15,878
B. Casper	15,100	13,070	28,170
M. Winkler	15,653	11,272	26,925
J.P. Blanchard	14,922	8,340	23,262

The total value of perquisites received by each named executive officer was less than $10,000 in 2016.

Grants of Plan-Based Awards

As described in Compensation Discussion and Analysis, we granted cash-based and equity awards to the named executive officers under our annual and long-term incentive plans. The following table sets forth the range of future payouts pursuant to awards granted in 2016.

		2016 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Underlying Options (#)	Awards ($/share)	Awards ($)(4)
B. Shinn	—	325,000	650,000	1,300,000	—	—	—	—	—	—	—
	3/31/16	—	—	—	53,263	106,526	213,052	—	—	—	3,793,391
	3/31/16	—	—	—	—	—	—	87,158	—	—	1,971,514
D. Merril	—	135,575	271,150	542,300	—	—	—	—	—	—	—
	3/31/16	—	—	—	16,617	33,233	66,466	—	—	—	1,183,427
	3/31/16	—	—	—	—	—	—	27,190	—	—	615,038
B. Casper	—	125,000	250,000	500,000	—	—	—	—	—	—	—
	3/31/16	—	—	—	18,110	36,219	72,438	—	—	—	1,289,759
	3/31/16	—	—	—	—	—	—	29,634	—	—	670,321
M. Winkler	—	202,500	405,000	810,000	—	—	—	—	—	—	—
	3/31/16	—	—	—	24,033	48,065	96,130	—	—	—	1,711,595
	3/31/16	—	—	—	—	—	—	39,326	—	—	889,554
J.P. Blanchard	—	108,850	217,700	435,400	—	—	—	—	—	—	—
	3/31/16	—	—	—	12,240	24,480	48,960	—	—	—	871,733
	3/31/16	—	—	—	—	—	—	20,029	—	—	453,056

(1)	For more information on the factors considered in determining the actual amount of the performance-based cash incentive payouts see Material Elements of Compensation in Compensation Discussion and Analysis above. Actual award payments are reported in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table.
(2)	Represents number of shares of common stock that may be paid out under performance share units following completion of the performance period from January 1, 2016 through December 31, 2018. The performance share unit performance measures are described in Material Elements of Compensation in Compensation Discussion and Analysis above.
(3)	Represents service-based restricted stock units that vest ratably over a three-year period beginning March 31, 2017.
(4)	The aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 are also reported and explained in the Stock Awards column of, and footnotes to, the 2016 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The market values in the table below are based on the closing price of our common stock on December 31, 2016 of  $56.68 per share.

	Outstanding Equity Awards at December 31, 2016
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: # Exercisable	Number of Securities Underlying Unexercised Options: # Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
B. Shinn
Options	26,150	26,150	—	49.39	11/3/2024
	15,916	31,831	—	28.70	2/12/2025
	24,318	48,636	—	30.85	6/1/2025
RSA/RSU						125,610	7,119,575
PSU								193,104	10,945,135

D. Merril
Options	12,500	—	—	13.17	10/15/2022
	11,400	11,400	—	49.39	11/3/2024
	5,379	10,758	—	28.70	2/12/2025
	8,304	16,608	—	30.85	6/1/2025
RSA/RSU						39,869	2,259,775
PSU								60,346	3,420,411

B. Casper
Options	18,392	—	—	10.33	7/12/2021
	20,000	—	—	16.90	7/12/2021
	12,400	12,400	—	49.39	11/3/2024
	4,775	9,549	—	28.70	2/12/2025
	6,021	12,040	—	30.85	6/1/2025
RSA/RSU						63,549	3,601,957
PSU								58,360	3,307,845

M. Winkler
Options	20,600	20,600	—	49.39	11/3/2024
	7,182	14,362	—	28.70	2/12/2025
	8,304	16,608	—	30.85	6/1/2025
RSA/RSU						53,197	3,015,206
PSU								79,741	4,519,720

J.P. Blanchard
Options	12,704	—	—	10.33	9/16/2021
	12,942	—		16.90	9/16/2021
	9,600	9,600	—	49.39	11/3/2024
	3,658	7,315	—	28.70	2/12/2025
	6,228	12,456	—	30.85	6/1/2025
RSA/RSU						28,841	1,634,708
PSU								41,363	2,344,455

(1)	The vesting dates of the unvested options are as follows:

Name	Grant Date	Shares Underlying Unvested Options (#)	Remaining Vesting Dates
B. Shinn	11/3/14	26,150	November 3, 2017 and 2018
	2/12/15	31,831	February 12, 2017 and 2018
	6/1/15	48,636	June 1, 2017 and 2018

D. Merril	11/3/14	11,400	November 3, 2017 and 2018
	2/12/15	10,758	February 12, 2017 and 2018
	6/1/15	16,608	June 1, 2017 and 2018

B. Casper	11/3/14	12,400	November 3, 2017 and 2018
	2/12/15	9,549	February 12, 2017 and 2018
	6/1/15	12,040	June 1, 2017 and 2018

M. Winkler	11/3/14	20,600	November 3, 2017 and 2018
	2/12/15	14,362	February 12, 2017 and 2018
	6/1/15	16,608	June 1, 2017 and 2018

J.P. Blanchard	11/3/14	9,600	November 3, 2017 and 2018
	2/12/15	7,315	February 12, 2017 and 2018
	6/1/15	12,456	June 1, 2017 and 2018

(2)	The vesting dates of the unvested restricted stock and restricted stock units are as follows:

Name	Grant Date	Unvested Shares (#)	Remaining Vesting Dates
B. Shinn	2/11/14	6,116	February 11, 2017
	2/12/15	12,728	February 12, 2017 and 2018
	6/1/15	19,608	June 1, 2017 and 2018
	3/31/16	87,158	March 31, 2017, 2018 and 2019

D. Merril	2/11/14	1,681	February 11, 2017
	2/12/15	4,302	February 12, 2017 and 2018
	6/1/15	6,696	June 1, 2017 and 2018
	3/31/16	27,190	March 31, 2017, 2018 and 2019

B. Casper	2/11/14	1,147	February 11, 2017
	2/12/15	3,818	February 12, 2017 and 2018
	6/1/15	4,854	June 1, 2017 and 2018
	11/5/15	24,096	November 5, 2017 and 2018
	3/31/16	29,634	March 31, 2017, 2018 and 2019

M. Winkler	2/11/14	1,433	February 11, 2017
	2/12/15	5,742	February 12, 2017 and 2018
	6/1/15	6,696	June 1, 2017 and 2018
	3/31/16	39,326	March 31, 2017, 2018 and 2019

J.P. Blanchard	2/11/14	865	February 11, 2017
	2/12/15	2,925	February 12, 2017 and 2018
	6/1/15	5,022	June 1, 2017 and 2018
	3/31/16	20,029	March 31, 2017, 2018 and 2019

(3)	Represents the target awards of performance share units (each unit to be paid in a share of common stock) that were made for the performance periods January 1, 2014 through December 31, 2016, January 1, 2015 through December 31, 2017 and January 1, 2016 through December 31, 2018 pursuant to our long-term incentive program. The number of units granted to each named executive officer for each performance period were as follows:

Name	January 1, 2014 – December 31, 2016 (#)	January 1, 2015 – December 31, 2017 (#)	January 1, 2016 – December 31, 2018 (#)	Total (#)
B. Shinn	34,077	52,501	106,526	193,104
D. Merril	9,369	17,744	33,233	60,346
B. Casper	6,390	15,751	36,219	58,360
M. Winkler	7,987	23,689	48,065	79,741
J.P. Blanchard	7,268	16,087	24,480	41,363

The performance share units are paid out only if we meet performance objectives established by the Compensation Committee at the beginning of the performance period. For more information on applicable performance measures, see Material Elements of Compensation in Compensation Discussion and Analysis. See Potential Post-Employment Payments for a description of the treatment of performance share units in the event that employment is terminated.

No awards were payable under the performance share units related to the performance period from January 1, 2014 through December 31, 2016 because our Adjusted EBITDA performance over that period was below the threshold performance level. No payout is expected under the performance share units related to the performance period from January 1, 2015 through December 31, 2017 because actual performance over the performance period is not anticipated to meet the performance objectives established by the Compensation Committee at the beginning of the performance period.

Option Exercises and Stock Vested

The following table provides information regarding amounts realized by each named executive officer due to the vesting or exercise of equity compensation during the year. All values are based on the closing price of our common stock on the exercise or vesting date.

	Option Exercises and Stock Vested in 2016
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
B. Shinn	—	—		32,491	713,110	(1)
D. Merril	25,000	626,250	(2)	8,327	181,929	(3)
B. Casper	17,273	465,603	(4)	21,762	745,389	(5)
M. Winkler	64,235	1,779,236	(6)	12,018	267,974	(7)
J.P. Blanchard	—	—		8,299	191,414	(8)

(1)	Represents 6,117 restricted stock units that vested on February 11, 2016 (the shares were valued at $15.46 per share), 6,364 restricted stock units that vested on February 12, 2016 (the shares were valued at $16.10 per share), 5,457 restricted stock units that vested on March 14, 2016 (the shares were valued at $21.06 per share), 4,750 shares of restricted stock that vested on May 6, 2016 (the shares were valued at $24.56 per share) and 9,804 restricted stock units that vested on June 1, 2016 (the shares were valued at $29.02 per share). Mr. Shinn still holds the vested shares less shares withheld to pay taxes.
(2)	Represents stock options that were exercised on August 5, 2016. The value realized is equal to the weighted average sale price on the day of exercise ($38.22) less the option exercise price ($13.17) multiplied by the number of shares acquired.
(3)	Represents 1,682 restricted stock units that vested on February 11, 2016 (the shares were valued at $15.46 per share), 2,151 restricted stock units that vested on February 12, 2016 (the shares were valued at $16.10 per share), 1,146 restricted stock units that vested on March 14, 2016 (the shares were valued at $21.06 per share) and 3,348 restricted stock units that vested on June 1, 2016 (the shares were valued at $29.02 per share). Mr. Merril still holds the vested shares less shares withheld to pay taxes.
(4)	Represents stock options that were exercised on August 5, 2016 to purchase 5,000 shares and on September 29, 2016 to purchase 12,273 shares. The value realized is equal to the weighted average sale price on the day of exercise ($39.05 on August 5, 2016 and $45.81 on September 29, 2016) less the option exercise price ($16.90) multiplied by the number of shares acquired.
(5)	Represents 1,147 restricted stock units that vested on February 11, 2016 (the shares were valued at $15.46 per share), 1,910 restricted stock units that vested on February 12, 2016 (the shares were valued at $16.10 per share), 1,228 restricted stock units that vested on March 14, 2016 (the shares were valued at $21.06 per share), 3,000 shares of restricted stock that vested on May 6, 2016 (the shares were valued at $24.56 per share), 2,428 restricted stock units that vested on June 1, 2016 (the shares were valued at $29.02 per share) and 12,049 restricted stock units that vested on November 5, 2016 (the shares were valued at $43.73 per share). Mr. Casper still holds a portion of the vested shares less shares withheld to pay taxes.

(6)	Represents stock options that were exercised on August 19, 2016. The value realized is equal to the weighted average sale price on the day of exercise ($42.00) less the option exercise price ($16.90 with respect to 38,826 stock options and $10.33 with respect to 25,409 stock options) multiplied by the number of shares acquired.
(7)	Represents 1,434 restricted stock units that vested on February 11, 2016 (the shares were valued at $15.46 per share), 2,872 restricted stock units that vested on February 12, 2016 (the shares were valued at $16.10 per share), 1,364 restricted stock units that vested on March 14, 2016 (the shares were valued at $21.06 per share), 3,000 shares of restricted stock that vested on May 6, 2016 (the shares were valued at $24.56 per share) and 3,348 restricted stock units that vested on June 1, 2016 (the shares were valued at $29.02 per share). Mr. Winkler still holds the vested shares less shares withheld to pay taxes.
(8)	Represents 865 restricted stock units that vested on February 11, 2016 (the shares were valued at $15.46 per share), 1,463 restricted stock units that vested on February 12, 2016 (the shares were valued at $16.10 per share), 960 restricted stock units that vested on March 14, 2016 (the shares were valued at $21.06 per share), 2,500 shares of restricted stock that vested on May 6, 2016 (the shares were valued at $24.56 per share) and 2,511 restricted stock units that vested on June 1, 2016 (the shares were valued at $29.02 per share). Mr. Blanchard still holds a portion of the vested shares less shares withheld to pay taxes.

Retirement Plans

As discussed above in Additional Executive Benefits and Perquisites—Retirement Plan Benefits, we sponsor a 401(k) plan covering substantially all eligible employees, including our named executive officers.

None of our named executive officers participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us.

Deferred Compensation

None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Potential Payments Upon Employment Termination or Change in Control

Severance Plan

Mr. Shinn’s severance amount is calculated pursuant to the terms of his employment agreement as disclosed in Employment and Other Agreements.

In the event of an involuntary termination without cause not involving a change in control, Messrs. Merril, Casper, Winkler and Blanchard are entitled to cash severance equal to twelve months of base salary and reimbursement of the monthly premium for COBRA healthcare coverage for twelve months in exchange for the executive officer executing a standard release. Each severance arrangement involving an executive officer is subject to the Compensation Committee’s review and approval at the time of termination.

Severance benefits payable to Messrs. Merril, Casper, Winkler and Blanchard in the event of a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason following a change in control of U.S. Silica are disclosed in Employment and Other Agreements.

Amended and Restated 2011 Incentive Compensation Plan

Stock Options

Options granted prior to 2014: All options granted prior to 2014 are fully vested. In the event of voluntary termination or involuntary termination without cause, vested options are exercisable until the earlier of (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of involuntary termination for cause, all vested options will terminate and expire automatically. In the event of death or disability, all vested options will remain exercisable until the earlier of  (1) one year from the date of death or disability and (2) the expiration of the stated term of the options. In the event of a change in control where the consideration paid is all cash, any options that are not exercised as of the occurrence of a change in control will terminate following the change in control.

Options granted in 2014 and 2015: Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested stock options will be forfeited upon a participant’s voluntary termination and vested options are exercisable until the earlier of  (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of termination for cause, all vested and unvested options will terminate and expire automatically. In the event of a participant’s termination by us without cause, the unvested options that would have vested on the next vesting date will vest on a pro rata basis, and all vested options will remain exercisable until the earlier of (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of a participant’s termination as a result of death or disability or due to the participant’s retirement, the unvested options that would have vested on the next vesting date will vest on a pro rata basis and all vested options will remain exercisable until the earlier of (1) one year from the date of death or disability and (2) the expiration of the stated term of the options. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all unvested options shall become fully vested and remain exercisable for three years (or, in the case of a retirement following a change in control, until the expiration date of the option).

Service-Based Restricted Stock. All restricted stock held by the named executive officers is fully vested.

Service-Based Restricted Stock Units. Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested restricted stock units will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by us without cause or due to the participant’s retirement, the unvested restricted stock units that would have vested on the next vesting date will vest on a pro rata basis. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all unvested restricted stock units shall become fully vested.

Performance Share Units. Subject to the Compensation Committee’s discretion to accelerate vesting, all performance share units will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by us without cause or due to the participant’s retirement, the performance shares units will remain outstanding until the Compensation Committee certifies the level of performance for the performance period and the performance share units will become vested based on actual performance on a pro rata basis. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all performance share units shall become vested based on the target level of performance.

Under our CIC Plan and Amended and Restated 2011 Incentive Compensation Plan, a change in control is deemed to have occurred upon:

•	a change in the composition of the Board from the beginning of any period of two consecutive years such that the existing Board or persons who were approved by two-thirds of directors or their successors on the existing Board no longer constitute a majority at the end of such period;

•	the acquisition by a person of 50% or more of our voting securities;

•	the completion of certain mergers, consolidations, share exchanges or similar transactions involving us;

•	the completion of the sale of all or substantially all of our assets; or

•	our liquidation or dissolution.

Under our CIC Plan and equity award agreements, a named executive officer’s resignation would be for “good reason” following:

•	a material reduction in the named executive officer’s annual base salary;

•	a required relocation of more than 50 miles from the named executive officer’s primary place of employment; or

•	a material, adverse change in the named executive officer’s title, reporting relationship, authority, duties or responsibilities.

In addition, any breach by us of Mr. Shinn’s employment agreement would enable Mr. Shinn to resign for good reason.

The information below describes and quantifies certain compensation that would become payable to our named executive officers if, as of December 31, 2016, their employment with us had been terminated or there had been a change in control of U.S. Silica. None of our named executive officers was eligible for retirement as of December 31, 2016. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

	Potential Payments Upon Employment Termination or Change in Control
Name	Cash Severance ($)(1)	Acceleration of Equity Awards ($)(2)	Benefits and Perquisites ($)(3)	Total ($)
B. Shinn
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	650,000	4,482,647	11,671	5,144,318
Change in Control	—	—	—	—
Change in Control with qualifying termination	2,600,000	20,402,242	17,507	23,019,749
Death	—	4,482,647	—	4,482,647
Disability	—	4,482,647	—	4,482,647

D. Merril
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	356,150	1,427,836	14,276	1,798,262
Change in Control	—	—	—	—
Change in Control with qualifying termination	940,950	6,493,286	21,414	7,455,650
Death	—	1,427,836	—	1,427,836
Disability	—	1,427,836	—	1,427,836

B. Casper
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	350,000	1,491,617	19,027	1,860,644
Change in Control	—	—	—	—
Change in Control with qualifying termination	900,000	7,578,372	28,540	8,506,912
Death	—	1,491,617	—	1,491,617
Disability	—	1,491,617	—	1,491,617

M. Winkler
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	408,000	1,885,133	18,844	2,311,977
Change in Control	—	—	—	—
Change in Control with qualifying termination	1,219,500	8,515,933	28,266	9,763,699
Death	—	1,885,133	—	1,885,133
Disability	—	1,885,133	—	1,885,133

J.P. Blanchard
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	284,200	1,023,197	19,236	1,326,633
Change in Control	—	—	—	—
Change in Control with qualifying termination	752,850	4,575,559	28,854	5,357,263
Death	—	1,023,197	—	1,023,197
Disability	—	1,023,197	—	1,023,197

(1)	Reflects cash payout of eligible pay calculated pursuant to the named executive officer’s severance arrangements, including the CIC plan, described above, assuming execution of a standard release agreement.
(2)	Reflects the value of equity awards owned by the named executive officer where vesting is accelerated by the triggering event as described above in Benefit Plan Provisions Related to Employment Termination or Change in Control—Amended and Restated 2011 Incentive Compensation Plan. For stock options, this represents the in-the-money value as of December 31, 2016. For stock awards, this represents the fair market value of shares using $56.68 (closing price per share of our common stock on December 31, 2016). For performance share units, no payout is assumed upon employment termination other than in connection with a change in control for the performance share units covering the performance periods from January 1, 2014 through December 31, 2016 and January 1, 2015 through December 31, 2017 because actual performance over those performance periods is not expected to trigger a payout. For the performance share units covering the performance period from January 1, 2016 through December 31, 2018, a payout at target is assumed upon employment termination other than in connection with a change in control although the actual payout will depend on actual performance over the performance period. All performance share units would be paid out at target following a change in control with a qualifying termination. Assumes the Compensation Committee has not otherwise accelerated vesting.
(3)	Represents reimbursement of current monthly COBRA premium for 12 months in the event of an involuntary termination not in connection with a change in control and for 18 months in the event of an involuntary termination or a resignation for good reason within 24 months following a change in control.

Director Compensation

We did not pay Mr. Shinn, who also is our Chief Executive Officer, for his service as a director.

In January 2014, the Compensation Committee (then the Compensation and Governance Committee), with the assistance of management and Exequity, benchmarked our non-employee directors’ mix of compensation and amount of each element of compensation to the outside director compensation reported by the following peer companies, which were the same as the 2014 proxy peer group used for executive compensation benchmarking purposes:

AMCOL International Corporation	Intrepid Potash, Inc.
C&J Energy Services, Inc.	ION Geophysical Corporation
Carbo Ceramics Inc.	PDC Energy Inc.
Clayton Williams Energy, Inc.	Pioneer Energy Services Corp.
Comstock Resources Inc.	Resolute Energy Corporation
Eagle Materials Inc.	TETRA Technologies, Inc.
EPL Oil & Gas, Inc.	Texas Industries, Inc.
GulfMark Offshore, Inc.

The Compensation Committee did not benchmark director compensation or make any changes to the director compensation program in 2016. The Compensation Committee intends to benchmark director compensation in 2017 and approximately every other year thereafter. For 2016, the compensation for the non-employee members of the Board consisted of the following:

•	annual Board retainer of $60,000, payable in quarterly installments;

•	annual Chairman of the Board retainer of $50,000, payable in quarterly installments;

•	annual Audit Committee Chairman retainer of $20,000, payable in quarterly installments;

•	annual retainer of $15,000 to the Chairmen of the Compensation Committee, Nominating and Governance Committee and Executive Committee, payable in quarterly installments;

•	annual committee retainer of $10,000 for each committee on which a non-employee member of the Board serves (other than as chairman), payable in quarterly installments;

•	a restricted stock unit award in an amount determined by aggregating the amounts set forth below in each category for which a director is eligible for a grant, such award to vest one year following the date of grant subject to pro rata forfeiture if the director terminates Board service before the vesting date

Category	Amount of Grant
Eligible Board member	$90,000
Chairman of the Board	$50,000
Audit Committee Chairman	$20,000
Compensation Committee, Nominating and Governance Committee and Executive Committee Chairmen	$15,000

•	reasonable travel expenses to attend meetings.

The following table sets forth a summary of the 2016 director compensation:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Daniel Avramovich(1)	27,692	—	—	—	—	1,504	29,196
Peter Bernard	85,000	102,795	—	—	—	1,754	187,795
William Kacal	90,000	107,692	—	—	—	1,838	197,692
Charles Shaver	145,000	151,721	—	—	—	2,590	296,721
J. Mike Stice	85,000	102,795	—	—	—	1,754	187,795

(1)	Mr. Avramovich ceased serving as a member of the Board on May 5, 2016.
(2)	This column reflects the aggregate grant date fair value of restricted stock unit awards granted in 2016 in accordance with FASB ASC Topic 718 and as reported in Note N of the audited financial statements contained in our 2016 Form 10-K, but assuming no forfeitures. The aggregate number of restricted stock units outstanding as of December 31, 2016 was as follows:

Avramovich	—
Bernard	4,450
Kacal	4,662
Shaver	6,568
Stice	4,450

(3)	Mr. Bernard had options to purchase 5,000 shares of our common stock as of December 31, 2016. Mr. Kacal had options to purchase 10,000 shares of our common stock as of December 31, 2016. Messrs. Bernard and Kacal’s options were granted in 2012.
(4)	Represents cash dividends paid on vested equity awards. These cash dividends were paid at the same rate as paid to all shareholders were not reflected in the aggregate grant date fair value of the equity awards disclosed in the year of grant.

Stock Ownership Requirements

As disclosed in Stock Ownership, each of our non-employee directors owns shares of our common stock. Under stock ownership guidelines, originally adopted by the Compensation Committee in February 2014 and amended in February 2017, each non-employee director is required to acquire and maintain holdings of our common stock, which includes restricted stock units, equal to at least five times the director’s annual director cash retainer within five years of becoming subject to the requirement.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis beginning on page 17 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2017 annual meeting of shareholders.

J. Michael Stice, Chairman

Charles Shaver

COMPENSATION RISK ASSESSMENT

We have conducted a comprehensive analysis of the risk profile of our employee and executive compensation policies and programs, and determined that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company. This comprehensive risk assessment was conducted by our management, with assistance from the Compensation Committee’s compensation consultant. Management’s risk assessment was presented to the Compensation Committee in March 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock are required to file initial reports of ownership and reports of changes of ownership of our common stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock, all required filings were timely made.

PROPOSAL NO. 2: RATIFICATION OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Vote Required; Recommendation of the Board of Directors

Approval of the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year 2017 requires the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

General

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm, Grant Thornton LLP is responsible for performing independent audits of our Consolidated Financial Statements and our internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting and internal control processes and reports to the Board on its findings.

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Grant Thornton LLP have been our independent auditors since 2004. A member of Grant Thornton LLP will be at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the shareholders fail to ratify Grant Thornton LLP as the independent registered public accounting firm, the Audit Committee will reconsider its selection.

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees(1)	$869,895	$675,740
Audit-Related Fees(2)	68,988	7,610
Tax Fees	—	—
All Other Fees	—	—
Total	$938,883	$683,350

(1)	For 2016, also includes audit services in connection with the acquisitions of New Birmingham, Inc. and Sandbox Enterprises, LLC.
(2)	For 2016, includes work performed in connection with the filing of registration statements and the issuance of comfort letters. For 2015, includes work performed in connection with the filing of a registration statement.

The Audit Committee has adopted a policy for pre-approving the services and associated fees of our independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to us by our independent registered public accounting firm, with certain exceptions described in the policy. In order to safeguard the independence of Grant Thornton LLP, for each engagement to perform a non-audit service, (a) management and Grant Thornton LLP affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring Grant Thornton LLP to perform the services; and (c) Grant Thornton LLP affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to its Chair its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by Grant Thornton LLP in 2016 and 2015 were audit or audit-related and are permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures.

PROPOSAL NO. 3: ADVISORY VOTE ON COMPENSATION OF NAMED

EXECUTIVE OFFICERS

Executive Compensation Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives, and (3) to align the interests of the executive officers and our shareholders through short-and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

At our 2016 annual meeting, approximately 80% of the votes cast were in favor of the say-on-pay proposal. We believe the voting results demonstrated strong support for the overall design and results of our compensation program in 2015, which included strong alignment between pay and performance. For 2016, the overall design of our executive compensation program remained largely unchanged with the exception of removing stock options from the mix of equity awards granted as part of the long-term incentive program and changing the performance measure for the long-term performance share units from cumulative Adjusted EBITDA to relative total shareholder return as compared to a peer group, as discussed in Compensation Discussion and Analysis.

In 2016, a significant portion of the compensation of our Chief Executive Officer and other named executive officers consisted of cash and equity incentive compensation contingent upon the achievement of financial performance, as measured by Adjusted EBITDA, business unit and/or individual performance goals, and the performance of our common stock relative to our peers. Performance-based compensation aligns the interests of our Chief Executive Officer and other named executive officers with the interests of our shareholders because the amount of compensation ultimately received will vary with our financial performance. Additionally, our equity compensation, in the form of stock options, performance share units and restricted stock units, derives its value from our equity value, which is likely to fluctuate based on our financial performance.

We believe that the 2016 compensation of our named executive officers was appropriate and aligned with our 2016 strategic objectives and performance. We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 17, which describes in more detail our compensation philosophy and the policies and procedures that have been designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, beginning on page 35 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

Vote Required; Recommendation of the Board of Directors

We are requesting shareholders to approve the following non-binding, advisory resolution at the 2017 annual meeting of shareholders:

RESOLVED, that the shareholders of U.S. Silica provide their advisory approval of the compensation of U.S. Silica’s named executive officers disclosed in the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the Proxy Statement for U.S. Silica’s 2017 Annual Meeting of Shareholders.

Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. This vote is advisory and therefore not binding on us or our Board. The Board, however, will review the outcome of this vote and will take it into account in making determinations concerning the compensation of our executive officers in the future.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 4: AMENDMENT OF OUR SECOND AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT

OF PLURALITY VOTING FOR THE ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors requires the affirmative vote of at least 66 2/3% of all outstanding shares of common stock as of the Record Date. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

Overview

The Nominating and Governance Committee and the Board have carefully considered the advantages and disadvantages of electing directors by a majority vote standard and have determined that it is appropriate to implement majority voting for uncontested director elections through amendments to our Certificate of Incorporation, Bylaws and Corporate Governance Guidelines.

Currently, Section 3 of ARTICLE SIX of our Second Amended and Restated Certificate of Incorporation sets forth the voting standard applicable to the election of directors. It requires that directors be elected by a plurality vote. In plurality voting, the nominees for available directorships who receive the highest number of affirmative votes cast are elected, whether or not such “for” votes constitute a majority of all votes (including those withheld). Conversely, under a majority voting standard, a director nominee is only elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that director nominee. Abstentions are not considered votes cast “for” or “against” the nominee. Under such a system, a director nominee in a contested election (one in which the number of director nominees exceeds the number of directors to be elected) would continue to be elected by a plurality of the votes cast.

The Board has approved an amendment to Section 8 of ARTICLE II of the Company’s Bylaws, which would only become effective upon the effectiveness of this amendment to the Certificate of Incorporation. The Bylaw amendment provides for a majority vote standard in uncontested director elections, while retaining a plurality vote standard in the event of a contested election. If the proposed amendment to the Certificate of Incorporation becomes effective, the Bylaw amendment would apply to the election of directors at the Company’s 2018 annual meeting of shareholders. The Board will also amend our Corporate Governance Guidelines to adopt a director resignation policy requiring an incumbent director who is not re-elected under the majority voting standard to tender his or her resignation for the Board’s consideration, which would become effective upon the effectiveness of this amendment to the Certificate of Incorporation and the amendment to the Bylaws.

The text of revised Section 3 of ARTICLE SIX of our Second Amended and Restated Certificate of Incorporation and the proposed deletions indicated by strike-out, are set forth in Annex A to this proxy statement. If approved, this amendment will become effective upon filing with the Secretary of State of the State of Delaware of a certificate of amendment of our Second Amended and Restated Certificate of Incorporation, or a Third Amended and Restated Certificate of Incorporation if Proposal No. 5 is also approved by shareholders. We expect to make such a filing promptly after the annual meeting.

PROPOSAL NO. 5: AMENDMENT OF OUR SECOND AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN

PROVISIONS RELATING TO OWNERSHIP OF STOCK BY OUR FORMER

CONTROLLING SHAREHOLDER

Vote Required; Recommendation of the Board of Directors

Amendments of our Second Amended and Restated Certificate of Incorporation to repeal provisions relating to the ownership of our stock by our former controlling shareholder that are no longer necessary require the affirmative vote of at least 66 2/3% of all outstanding shares of common stock as of the Record Date for all other amendments. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

Overview

The Board recommends that our Second Amended and Restated Certificate of Incorporation be amended to remove certain provisions relating to the ownership of our stock by our former controlling shareholder, Golden Gate Private Equity, Inc. and its affiliates (“Golden Gate Capital”). These provisions provided for certain approval rights and rights relating to the calling of special shareholder meetings and acting by written consent in each case unique to Golden Gate Capital so long as it owned at least 35% of our outstanding shares of common stock and excluded Golden Gate Capital from provisions governing transactions with interested shareholders. Golden Gate Capital ceased to be a shareholder in December 2013, and as a result, the Board believes that these provisions are no longer necessary.

The text of the revisions to our Second Amended and Restated Certificate of Incorporation, and the proposed deletions indicated by strike-out, are set forth in Annex B to this proxy statement. If approved, these amendments will become effective upon filing of a Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. We expect to make such a filing promptly after the annual meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR NEXT YEAR

For inclusion in next year’s proxy statement: Any shareholder who desires to include a proposal in our proxy statement for the 2018 annual meeting must deliver it so that it is received by November 24, 2017. In addition, a shareholder must meet all requirements under the rules of the SEC necessary to have a proposal included in our proxy statement.

For presentation at the next annual meeting of shareholders: Under our bylaws, any shareholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2018 annual meeting must deliver the proposal so it is received no later than February 3, 2018 and no earlier than January 4, 2018. Under our bylaws, however, if the date of the 2018 annual meeting is changed so that it is more than 30 days earlier or later than May 4, 2018 any such proposals must be delivered by the later of (1) 10 days following the day on which we first publicly announce the date of the 2018 annual meeting or (2) the date that is 90 days prior to the 2018 annual meeting.

Any proposals must be sent, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

Annex A

Proposed Amendment to Second Amended and Restated Certificate of Incorporation to

Remove the Requirement of Plurality Voting for the Election of Directors

The text below is the portion of U.S. Silica’s Second Amended and Restated Certificate of Incorporation proposed to be amended by Proposal No. 4. The proposed deletion is indicated by strike-out. The proposed revision is indicated by bold and underline.

SECTION 3 OF ARTICLE SIX OF

THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Section 3. Election and Term of Office. ~~The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors.~~ The directors shall be elected in the manner provided for in the Bylaws of the Corporation. The directors shall be elected and shall hold office only in this manner, except as provided in Section 4 of this ARTICLE SIX. Each director shall hold office until such director’s successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

A-1

Annex B

Proposed Amendment to Second Amended and Restated Certificate of Incorporation to

Remove Certain Provisions Relating to Ownership of Stock by Our Former Controlling

Shareholder

The text below are the portions of U.S. Silica’s Second Amended and Restated Certificate of Incorporation proposed to be amended by Proposal No. 5. The proposed deletions are indicated by strike-out. The proposed revisions are indicated by bold and underline.

SECTION 2 OF ARTICLE SIX

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed ~~(i) at any time that GGC USS Holdings, LLC, any of its members and any member of a “group” (as such term is defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended) with GGC USS Holdings, LLC or its members that may exist from time to time (collectively referred to herein as “the parent LLC”) owns at least a majority of the Corporation’s then outstanding Common Stock, by the affirmative vote of either (x) the holders of at least a majority of the Corporation’s then outstanding Common Stock or (y) the directors then in office who were nominated by the parent LLC and (ii) at any time that the parent LLC does not own at least a majority of the Corporation’s then outstanding Common Stock,~~ by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SECTION 4 OF ARTICLE SIX

Section 4. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled ~~(i) at any time that the parent LLC owns at least a majority of the Corporation’s then outstanding Common Stock, by the affirmative vote of either (x) at least a majority of the Corporation’s then outstanding Common Stock or (y) the directors then in office who were nominated by the parent LLC and (ii) at any time that the parent LLC does not own at least a majority of the Corporation’s then outstanding Common Stock,~~ by the Board of Directors (and not by stockholders), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. ~~Notwithstanding the foregoing, any vacancy resulting from the death, resignation disqualification, removal or any other cause of a director nominated by the parent LLC may be filled only with a director nominated by the parent LLC in accordance with the applicable agreement, whether or not the parent LLC owns at least a majority of the Corporation’s then outstanding Common Stock.~~ A director elected to fill a newly-created directorship or other vacancy shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 5 OF ARTICLE SIX

Section 5. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a director may be removed from office at any time with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class~~; provided, however, any director nominated by the parent LLC may, in the parent LLC’s sole discretion, be removed without a vote of the holders of the outstanding shares of capital stock at any time with or without cause~~.

SECTION 7 OF ARTICLE SIX

Section 7. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws~~; provided, however, at any time that the parent LLC owns at least thirty-five percent (35%) of the Corporation’s then outstanding Common Stock, the consent of the directors then in office who were nominated by the parent LLC shall be required for any such adoption, amendment or repeal~~. The

Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation~~; provided, however, at any time that the parent LLC owns at least thirty-five percent (35%) of the Corporation’s then outstanding Common Stock and wants to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation, such adoption, amendment, alteration or repeal shall require the affirmative vote of the holders of at least a majority of the Corporation’s then outstanding Common Ctock~~.

ARTICLE EIGHT

Subject to the rights of the holders of any series of Preferred Stock then outstanding, ~~at any time that the parent LLC owns at least thirty-five percent (35%) of the Corporation’s then outstanding Common Stock, (i) the stockholders of the Corporation may take any action by written consent in lieu of a meeting in accordance with the provisions set forth in the Bylaws and (ii) the parent LLC may call special meetings of the stockholders of the Corporation in accordance with the provisions set forth in the Bylaws. At any time that the parent LLC does not own at least thirty-five percent (35%) of the Corporation’s then outstanding Common Stock,~~ (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by a resolution adopted by the affirmative vote of a majority of the Whole Board.

SECTION 4(e) OF ARTICLE TEN

Section 4. Definitions. As used in this ARTICLE TEN only, and unless otherwise provided by the express terms of this ARTICLE TEN, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(e)	“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TEN to the contrary, the term “Interested Stockholder” shall not include~~: (w) the parent LLC, (x) any investment fund managed by Golden Gate Private Equity, Inc., or Affiliates or Associates of any investment fund managed by Golden Gate Private Equity, Inc.;~~ (y) any Person who would otherwise be or become an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by ~~any party specified in the immediately preceding clauses (w) or (x)~~GGC USS Holdings, LLC, any investment fund managed by Golden Gate Private Equity, Inc., or any of their Affiliates or Associates to such Person prior to December 31, 2013; provided, however, that for purposes of this clause (y) such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a bylaw inconsistent with, ARTICLES SIX, SEVEN, EIGHT, TEN and ELEVEN of this Certificate of Incorporation~~; provided, however, at any time that the parent LLC owns at least thirty-five percent (35%) of the Corporation’s then outstanding Common Stock, such amendment shall require the affirmative vote of the holders of at least a majority of the Corporation’s then outstanding Common Stock~~.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Peter Bernard 02 William J. Kacal 03 Charles Shaver 04 Bryan A. Shinn 05 J. Michael Stice
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2	Ratification of appointment of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2017.						☐	☐	☐
3	Advisory vote to approve the compensation of our named executive officers, as disclosed in the proxy statement.						☐	☐	☐
4	Amendment of our Second Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for the election of directors.						☐	☐	☐
5	Amendment of our Second Amended and Restated Certificate of Incorporation to remove certain provisions relating to ownership of stock by our former controlling shareholder.						☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1,2,3,4 and 5. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES
CUSIP #
				JOB #				SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com
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U.S. SILICA HOLDINGS, INC. Annual Meeting of Shareholders May 4, 2017 9:00 AM Eastern This proxy is solicited on behalf of the Board of Directors

The Shareholder(s) hereby appoint(s) Bryan A. Shinn and Christine C. Marshall, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of U.S. SILICA HOLDINGS, INC. that the Shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern on May 4, 2017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the Shareholder(s). If no such directions are made, this proxy will be voted For the election of the Nominees listed on the reverse side for the Board of Directors, and For Proposals 2, 3, 4 and 5.

Address change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side